The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)5
Registration No. 333-161347
Subject To Completion, dated November 9, 2010

Preliminary Prospectus Supplement
(To Prospectus dated August 14, 2009)

AMB Property, L.P.

$          % Notes due 2018

Unconditionally Guaranteed by AMB Property Corporation

AMB Property, L.P., a Delaware limited partnership, is offering one series of notes. We will pay interest on the notes on           and           of each year. The first such payment will be made on          , 2011. The notes will mature on          , 2018. We may redeem some or all of the notes at any time or from time to time at the redemption price described under the caption “Description of Notes — Redemption of the Notes at the Option of the Operating Partnership” in this prospectus supplement.

The notes will be fully and unconditionally guaranteed on an unsecured basis by AMB Property Corporation, a Maryland corporation and our general partner.

The notes will be unsecured senior obligations and will rank equally in right of payment with all of our other unsecured senior indebtedness from time to time outstanding and will be effectively subordinated to our mortgages and other secured indebtedness and all of the indebtedness of our subsidiaries. In addition, the guarantee will be effectively subordinated to all of the mortgages and other secured indebtedness of AMB Property Corporation and to all of the indebtedness of its subsidiaries. The notes will be issued in denominations of $1,000 and any integral multiples thereof.

Investing in our notes involves risks. See “Risk Factors” beginning on page S-4 in this prospectus supplement and page 1 of the accompanying prospectus.

	Per Note	Total

Price to Public	%	$
Underwriting Discounts and Commissions	%	$
Proceeds, before expenses, to AMB Property, L.P.	%	$

The public offering price set forth above does not include accrued interest, if any. Interest will accrue from November   , 2010 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on November   , 2010.

Joint Book-Running Managers

Wells Fargo Securities	J.P. Morgan	Morgan Stanley	BofA Merrill Lynch

The date of this prospectus supplement is          , 2010.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We are not, and the underwriters are not, making an offer of these securities or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of this prospectus supplement or the date of incorporation by reference, even though this prospectus supplement and the accompanying prospectus are delivered or securities are sold on a later date. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents identified under the heading “Where You Can Find More Information.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “we”, “us”, “our” or the “Operating Partnership” mean AMB Property, L.P. and its consolidated subsidiaries, except where it is made clear that the terms mean AMB Property, L.P. only. All references to the “Company” mean AMB Property Corporation and its consolidated subsidiaries, except where it is made clear that the terms mean AMB Property Corporation only.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us. It may not contain all the information that may be important to you in deciding whether to invest in the notes. You should read this entire prospectus supplement and the accompanying prospectus, together with the information incorporated by reference, including the financial data and related notes, before making an investment decision.

AMB Property, L.P.

AMB Property, L.P., a Delaware limited partnership, owns, operates, acquires and develops industrial properties in key distribution markets tied to global trade in the Americas, Europe and Asia. We use the terms “industrial properties” or “industrial buildings” to describe the various types of industrial properties in our portfolio and use these terms interchangeably with the following: logistics facilities, centers or warehouses, High Throughput Distribution® (HTD®) facilities; or any combination of these terms.

AMB Property Corporation, a Maryland corporation, is a self-administered and self-managed real estate investment trust and it expects that it has qualified, and will continue to qualify, as a real estate investment trust for federal income tax purposes beginning with the year ended December 31, 1997. As a self-administered and self-managed real estate investment trust, the Company’s own employees perform many of its corporate administrative and management functions, rather than the Company relying on an outside manager for these services. We believe that real estate is fundamentally a local business and is best operated by local teams in each of our markets. As a vertically integrated company, we actively manage our portfolio of properties. In select markets, we may, from time to time, establish relationships with third-party real estate management firms, brokers and developers that provide some property-level administrative and management services under our direction.

AMB Property, L.P. commenced operations shortly before the consummation of AMB Property Corporation’s initial public offering on November 26, 1997. As of September 30, 2010, AMB Property Corporation owned an approximate 98.1% general partnership interest in AMB Property, L.P., excluding preferred units. As AMB Property, L.P.’s sole general partner, AMB Property Corporation has the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of AMB Property, L.P.

Our global headquarters are located at Pier 1, Bay 1, San Francisco, California 94111; our telephone number is (415) 394-9000. Our other principal office locations are in Amsterdam, Boston, Chicago, Los Angeles, Mexico City, Shanghai, Singapore and Tokyo. Our website address is http://www.amb.com. Information contained on our website is not and should not be deemed a part of this prospectus supplement, the accompanying prospectus or any other report or filing filed with the Securities and Exchange Commission, or the SEC.

Recent Developments

We are currently negotiating the terms of:

•	a renewal of our $550 million unsecured revolving credit facility;

•	a renewal of the Yen-denominated unsecured revolving credit facility of AMB Japan Finance Y.K., our subsidiary, with an initial borrowing limit of 55.0 billion Yen, which, using the exchange rate in effect on September 30, 2010, equaled approximately $658.5 million U.S. dollars;

•	a Euro term loan facility; and

•	$415 million of refinancing for AMB U.S. Logistics Fund, L.P.

The renewal of our $550 million unsecured revolving credit facility may close prior to the closing of this offering and the other transactions may close in the near future. These transactions are not dependent on each other or the offering of the notes. We do not expect our entry into these transactions to have a material adverse effect on us. The size and terms of the credit facilities may change as a result of the renewals, and we expect an increase in the spreads under the facilities. We cannot assure you that these transactions will be completed in their expected timeframes, or at all.

The Offering

Issuer	AMB Property, L.P., a Delaware limited partnership.

Securities Offered	$ aggregate principal amount of % notes due 2018 (the “notes”).

Maturity Date	, 2018.

Interest Rate	% per year, accruing from November , 2010.

Interest Payment Dates	and each year, beginning on , 2011.

Ranking	The notes will be senior unsecured obligations of the Operating Partnership and will rank equally with the Operating Partnership’s other unsecured and unsubordinated indebtedness. However, the notes will be effectively subordinated to the mortgages and other secured indebtedness of the Operating Partnership and all of the indebtedness of its subsidiaries.

Guarantee	The notes will be fully and unconditionally guaranteed on an unsecured basis by the Company except as may be limited to the maximum amount permitted under applicable federal or state law. The obligations of the Company under each guarantee will rank pari passu with all of its unsecured and unsubordinated indebtedness and will be effectively subordinated to all of its mortgages and other secured indebtedness and all of the indebtedness of its subsidiaries.

Guarantor	AMB Property Corporation, a Maryland corporation.

Optional Redemption	The notes will be redeemable, at any time in whole or from time to time in part, at the option of the Operating Partnership, at a redemption price equal to (A) if the notes are redeemed prior to the date that is 90 days prior to the maturity date of the notes, the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to such redemption date) discounted to such redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to such redemption date, or (B) if the notes are redeemed on or after 90 days prior to the maturity date of the notes, 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to such redemption date. See “Description of Notes — Redemption of the Notes at the Option of the Operating Partnership” in this prospectus supplement.

Covenants	The indenture will restrict, among other things, the Operating Partnership’s ability to incur additional indebtedness and to merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Operating Partnership. See “Description of Debt Securities — Certain Covenants” in the accompanying prospectus.

No Limitation on Incurrence of New Debt	Subject to compliance with covenants relating to our aggregate debt, maintenance of total unencumbered assets, debt service and secured aggregate debt, the indenture does not limit the amount of debt we may issue under the indenture.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $ after deducting underwriting discounts and estimated transaction expenses payable by us of approximately $ . We intend to use approximately $ of the net proceeds to reduce the U.S. dollar borrowings under our $500 million unsecured revolving credit facility. As of November 3, 2010, the weighted average interest rate of these U.S. dollar borrowings was approximately 0.856%. The $500 million unsecured revolving credit facility matures on July 16, 2011. We used the borrowings under our $500 million unsecured revolving credit facility for general corporate purposes. We intend to use any remaining net proceeds for general corporate purposes, which may include acquisitions of properties, portfolios of properties or interests in property-owning or real estate-related entities; development, redevelopment or value-added conversion activities; equity investments in co-investment funds; the repayment of indebtedness (which may include intercompany indebtedness); the redemption or other repurchase of outstanding securities; loans to affiliated entities; capital expenditures and increasing our working capital. Pending such use of the net proceeds, we may use the net proceeds to invest in short-term securities.

Trustee	U.S. Bank National Association

Governing Law	New York

Risk Factors	An investment in the notes involves various risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page S-4 of this prospectus supplement and page 1 of the accompanying prospectus.

RISK FACTORS

An investment in the notes involves various material risks. You should carefully consider the risks set forth under the caption “Risk Factors” and elsewhere in the accompanying prospectus and under the caption “Risk Factors” in our and AMB Property Corporation’s most recent annual report on Form 10-K, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended.

FORWARD-LOOKING STATEMENTS

Some of the information included and incorporated by reference in this prospectus supplement and the accompanying prospectus contains forward-looking statements, such as those related to our capital resources, portfolio performance, results of operations and management’s beliefs and expectations, which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Because these forward-looking statements involve numerous risks and uncertainties with respect to us and AMB Property Corporation, there are important factors that could cause our or AMB Property Corporation’s actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in the forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “forecasting,” “pro forma,” “estimates” or “anticipates,” or the negative of these words and phrases, or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indicators of whether, or the time at which, such performance or results will be achieved. There is no assurance that the events or circumstances reflected in forward-looking statements will occur or be achieved. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we or AMB Property Corporation may not be able to realize them. We caution you that many forward-looking statements presented in the prospectus supplement and the accompanying prospectus are based on management’s beliefs and assumptions made by, and information currently available to, management. Statements contained and incorporated by reference in this prospectus supplement and the accompanying prospectus that are not historical facts may be forward-looking statements. Such statements relate to our or AMB Property Corporation’s future performance and plans, results of operations, capital expenditures, acquisitions, and operating improvements and costs.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	changes in general economic conditions in California, the U.S. or globally (including financial market fluctuations), global trade or in the real estate sector (including risks relating to decreasing real estate valuations and impairment charges);

•	risks associated with using debt to fund our business activities, including re-financing and interest rate risks;

•	the failure to obtain, renew, or extend necessary financing or access the debt or equity markets;

•	the failure to maintain our current credit agency ratings or comply with our debt covenants;

•	risks related to our obligations in the event of certain defaults under co-investment venture and other debt;

•	risks associated with equity and debt securities financings and issuances (including the risk of dilution);

•	defaults on or non-renewal of leases by customers, lease renewals at lower than expected rent or failure to lease properties at all or on favorable rents and terms;

•	difficulties in identifying properties, portfolios of properties, or interests in real-estate related entities or platforms to acquire and in effecting acquisitions on advantageous terms and the failure of acquisitions to perform as we expect;

•	unknown liabilities acquired in connection with acquired properties, portfolios of properties, or interests in real-estate related entities;

•	our failure to successfully integrate acquired properties and operations;

•	risks and uncertainties affecting property development, redevelopment and value-added conversion (including construction delays, cost overruns, our inability to obtain necessary permits and financing, our inability to lease properties at all or at favorable rents and terms, and public opposition to these activities);

•	our failure to set up additional funds, attract additional investment in existing funds or to contribute properties to our co-investment ventures due to such factors as its inability to acquire, develop, or lease properties that meet the investment criteria of such ventures, or our co-investment ventures’ inability to access debt and equity capital to pay for property contributions or their allocation of available capital to cover other capital requirements

•	risks and uncertainties relating to the disposition of properties to third parties and our ability to effect such transactions on advantageous terms and to timely reinvest proceeds from any such dispositions;

•	risks of doing business internationally and global expansion, including unfamiliarity with new markets and currency risks;

•	risks of changing personnel and roles;

•	losses in excess of our insurance coverage;

•	changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws;

•	increases in real property tax rates;

•	risks associated with our tax structuring;

•	increases in interest rates and operating costs or greater than expected capital expenditures; and

•	environmental uncertainties and risks related to natural disasters.

In addition, if AMB Property Corporation fails to qualify and maintain its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended, then AMB Property Corporation’s actual results and future events could differ materially from those set forth or contemplated in the forward-looking statements.

Our success also depends upon economic trends generally, various market conditions and fluctuations and those other risk factors discussed under the heading “Risk Factors” herein and in the accompanying prospectus, and under the heading “Risk Factors” and elsewhere in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and in our other filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak as of the date of this prospectus supplement or the accompanying prospectus, as applicable, or as of the dates indicated in the statements. All of our forward-looking statements, including those included and incorporated by reference in this prospectus supplement and the accompanying prospectus, are qualified in their entirety by this statement. We assume no obligation to update or supplement forward-looking statements.

RATIOS OF EARNINGS TO FIXED CHARGES

AMB Property Corporation’s ratios of earnings to fixed charges for the nine-month period ended September 30, 2010 and for each of the previous five years ended December 31 were as follows:

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2010	2009	2008	2007		2006		2005

Ratio of earnings to fixed charges(1)	—	—	—	2.0	x	1.6	x	1.6x

AMB Property, L.P.’s ratios of earnings to fixed charges for the nine-month period ended September 30, 2010 and for each of the previous five years ended December 31 were as follows:

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2010	2009	2008	2007		2006		2005

Ratio of earnings to fixed charges(1)	—	—	—	2.1	x	1.6	x	1.7x

(1)	The ratio of earnings to fixed charges was less than one-to-one for the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008. For the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008, earnings were insufficient to cover fixed charges by $27.6 million, $169.1 million and $84.4 million, respectively, for each of AMB Property Corporation and AMB Property, L.P.

For the purposes of the above calculations, earnings include income from continuing operations plus fixed charges, amortization of capitalized interest and distributed income from unconsolidated entities. From that total, capitalized interest and income from unconsolidated entities is subtracted. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, amortization of debt issuance costs and preferred distributions of consolidated subsidiaries. Management calculates the interest component of rental expense as one-third of total rental expense.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $      after deducting underwriting discounts and estimated transaction expenses payable by us of approximately $      . We intend to use approximately $      of the net proceeds to reduce the U.S. dollar borrowings under our $500 million unsecured revolving credit facility. As of November 3, 2010, the weighted average interest rate of these U.S. dollar borrowings was approximately 0.856%. The $500 million unsecured revolving credit facility matures on July 16, 2011. We used the borrowings under our $500 million unsecured revolving credit facility for general corporate purposes. We intend to use any remaining net proceeds for general corporate purposes, which may include acquisitions of properties, portfolios of properties or interests in property-owning or real estate-related entities; development, redevelopment or value-added conversion activities; equity investments in co-investment funds; the repayment of indebtedness (which may include intercompany indebtedness); the redemption or other repurchase of outstanding securities; loans to affiliated entities; capital expenditures and increasing our working capital. Pending application of the net proceeds as described above, we may invest the proceeds in short-term securities.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010, on an actual basis and on a pro forma basis, to give effect to:

•	the offering and sale of the notes in this offering at the public offering price set forth on the cover of this prospectus supplement, after deducting underwriting discounts and estimated transaction expenses payable by us of approximately $ ; and

•	the application of approximately $ of the net proceeds from this offering to reduce borrowings under our $500 million unsecured revolving credit facility and the remainder to cash.[1]

The capitalization table should be read in conjunction with “Use of Proceeds” and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	September 30, 2010
				Pro Forma As
	Actual	Adjustments		Adjusted
	(Dollars in thousands)

Cash and cash equivalents	$176,436	$		$
Restricted cash	29,155		—		29,155

Total cash	$205,591	$		$
Debt:
Secured debt	968,085		—		968,085
Unsecured senior debt	1,571,271		—		1,571,271
% Notes due 2018 offered hereby	—
$500 million unsecured revolving line of credit	92,772
$550 million unsecured revolving line of credit	29,720		—		29,720
Other unsecured credit facilities	126,616		—		126,616
Other debt	278,443		—		278,443

Total debt	$3,066,907	$		$
Capital:
Stockholders’ equity
Series L preferred stock	48,017		—		48,017
Series M preferred stock	55,187		—		55,187
Series O preferred stock	72,127		—		72,127
Series P preferred stock	48,081		—		48,081
Common stock	1,680		—		1,680
Additional paid-in capital	3,100,736		—		3,100,736
Retained deficit	(22,897)		—		(22,897)
Accumulated other comprehensive income	28,352		—		28,352

Total stockholders’ equity	$3,331,283		—		$3,331,283
Noncontrolling interests:
Joint venture partners	306,575		—		306,575
Limited partnership unitholders	61,161		—		61,161

Total noncontrolling interests	367,736		—		367,736
Total capital	3,699,019		—		3,699,019

Total capitalization	$6,765,926	$		$

1 As of November 3, 2010, the outstanding balance under our $500 million unsecured revolving credit facility was approximately $314.2 million. We intend to use net proceeds from the offering to pay down a portion of these borrowings.

SUPPLEMENTAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material United States federal income tax considerations that may be relevant to the purchase, ownership and disposition of the notes. This summary is a supplement to, and should be read in connection with, the discussion in the accompanying prospectus under the heading “United States Federal Income Tax Considerations.” This summary is for general information only and is not tax advice.

The following discussion should be inserted after the last sentence of the discussion under the heading “United States Holders — Information Reporting and Backup Withholding.”

However, for payment after December 31, 2011 of interest or proceeds from the sale of notes, corporations generally will be subject to these information reporting requirements.

The following discussion should be inserted at the end of the discussion under the heading “United States Holders.”

New Legislation

Newly enacted legislation requires certain United States holders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest and capital gains from the sale or other disposition of notes for taxable years beginning after December 31, 2012. United States holders should consult their tax advisors regarding the effect, if any, of this legislation on their purchase, ownership and disposition of the notes.

DESCRIPTION OF NOTES

The notes will be direct senior unsecured obligations of the Operating Partnership fully and unconditionally guaranteed on an unsecured basis by the Company. The notes will be issued under an indenture dated as of June 30, 1998, as amended or supplemented from time to time (the “Indenture”), among the Operating Partnership, the Company and U.S. Bank National Association, as successor-in-interest to State Street Bank and Trust Company of California, N.A., as trustee (the “Trustee”). The Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The following summaries of certain provisions of the Indenture and the notes do not purport to be complete and are qualified in their entirety by reference to the actual provisions of the Indenture and the notes.

Capitalized terms used herein and not defined shall have the meanings assigned to them in the Indenture. As used in this “Description of Notes,” all references to the “Operating Partnership” shall mean AMB Property, L.P., excluding, unless otherwise expressly stated or the context shall otherwise require, its subsidiaries.

General

The notes will be initially limited in aggregate principal amount to $     . The notes may be reopened, without the consent of the holders, for issuance of additional debt securities of the same series. The notes will be unsecured senior obligations of the Operating Partnership and will rank equally in right of payment with all other unsecured senior indebtedness of the Operating Partnership from time to time outstanding and will be effectively subordinated to the mortgages and other secured indebtedness of the Operating Partnership and all of the indebtedness of the subsidiaries of the Operating Partnership.

The Indenture does not contain any provision that limits the ability of the Operating Partnership to incur indebtedness or that affords holders of the notes protection in a highly leveraged or similar action involving the Operating Partnership or in the event of a change of control of the Operating Partnership, including a change in control of the Company, except as set forth under the captions “Description of Debt Securities — Certain Covenants — Aggregate Debt Test,” “— Debt Service Test,” “— Secured Debt Test” and “— Maintenance of Total Unencumbered Assets” in the accompanying prospectus. However, certain restrictions on ownership and transfers of the Company’s common stock and the Company’s other equity securities designed to preserve its status as a real estate investment trust may act to prevent or hinder a change of control.

Although the Operating Partnership owns a majority of its consolidated assets itself, rather than through subsidiaries, a substantial portion of its consolidated assets (amounting to approximately 20% of its total consolidated assets at September 30, 2010) are held by its subsidiaries. Accordingly, the cash flow of the Operating Partnership and the consequent ability to service its debt, including the notes, are partially dependent on the earnings of such subsidiaries and the notes will be effectively subordinated to all existing and future indebtedness, guarantees and other liabilities of such subsidiaries. On a pro forma basis as of September 30, 2010, after giving effect to the offering of the notes made hereby and the application of the estimated net proceeds therefrom as if such transactions had occurred on that date, the Operating Partnership’s subsidiaries would have had total long-term liabilities (excluding intercompany liabilities) of approximately $      million.

The notes will be effectively subordinated to any secured indebtedness of the Operating Partnership and its subsidiaries to the extent of any collateral pledged as security therefor. As of September 30, 2010, after giving effect to the offering of the notes made hereby and the application of the estimated net proceeds therefrom as if such transaction had occurred on that date, the Operating Partnership (excluding its subsidiaries) would have had amounts outstanding under unsecured credit facilities and senior indebtedness (including the notes) aggregating approximately $      million and mortgage and other secured indebtedness aggregating approximately $      million. Although the covenants described under the caption “Description of Debt Securities — Certain Covenants” in the accompanying prospectus impose certain limitations on the incurrence of additional indebtedness, the Operating Partnership and its subsidiaries will retain the ability to incur substantial additional secured and unsecured indebtedness in the future.

Denomination, Maturity, Interest, Registration and Transfer

The notes will be issued only in fully registered book-entry form without coupons, in denominations of $1,000 and integral multiples thereof. The notes will mature on          , 2018.

The notes may be redeemed, in whole or in part, at the option of the Operating Partnership at any time or from time to time. See “— Redemption of the Notes at the Option of the Operating Partnership.” The notes are not subject to any sinking fund provisions.

Interest on the notes will accrue at a rate of     % per year. Interest will be payable semi-annually in arrears on           and          , commencing          , 2011, to the persons in whose names the notes are registered at the close of business on           or          , as the case may be, immediately prior to such interest payment dates, regardless of whether any such regular record date is a business day. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Principal of (and premium, if any) and interest on the notes will be payable at the office or agency maintained by the Operating Partnership for such purpose within the City and State of New York; or at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the note register or by transfer of funds to such person at an account maintained within the United States. (See Sections 301, 302, 305, 306, 307 and 1002 of the Indenture.)

Guarantees

The Operating Partnership’s obligations under the notes will be fully and unconditionally guaranteed by the Company. The obligations of the Company under each guarantee will rank pari passu with all of its unsecured and unsubordinated indebtedness and will be effectively subordinated to all of its mortgages and other secured indebtedness and all of the indebtedness of its subsidiaries. The obligations of the Company under each guarantee will be limited to the maximum amount permitted under applicable federal or state law.

Redemption of the Notes at the Option of the Operating Partnership

The notes will be redeemable, at any time in whole or from time to time in part, at the option of the Operating Partnership, at a redemption price equal to (A) if the notes are redeemed prior to the date that is 90 days prior to the maturity date of the notes, the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal of the notes to be redeemed and interest thereon (exclusive of interest accrued to such redemption date) discounted to such redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus           basis

points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to such redemption date, or (B) if the notes are redeemed on or after 90 days prior to the maturity date of the notes, 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to such redemption date; provided that installments of interest on the notes which are due and payable on an interest payment date falling on or prior to the relevant redemption date shall be payable to the holders of such of the notes registered as such at the close of business on the relevant record date according to their terms and the provisions of the Indenture.

“Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the applicable maturity date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Independent Investment Banker” means Wells Fargo Securities, LLC or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with the Operating Partnership.

“Comparable Treasury Price” means with respect to any redemption date (i) the average of the two remaining Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations from the four selected, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means a Primary Treasury Dealer (defined herein) selected by Wells Fargo Securities, LLC and an additional Reference Treasury Dealer appointed by the Trustee after consultation with the Operating Partnership and their successors; provided, however, that if any of the foregoing and their successors shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Operating Partnership will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York time, on the third business day preceding such redemption date.

Notice of any redemption by the Operating Partnership will be mailed at least 30 days but not more than 60 days before any redemption date to each holder of notes to be redeemed. If less than all the notes are to be redeemed at the option of the Operating Partnership, the Trustee shall select, in such manner as it shall deem fair and appropriate, the notes to be redeemed in whole or in part.

Unless the Operating Partnership defaults in payment of the redemption price, on and after any redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

UNDERWRITING

We, AMB Property Corporation and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the amount of notes indicated in the following table.

Principal
Underwriters	Amount of Notes

Wells Fargo Securities, LLC	$
J.P. Morgan Securities LLC.	$
Morgan Stanley & Co. Incorporated .	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$

Total	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to     % of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the public offering price of up to     % of the principal amount of the notes. After the notes are released for sale, the underwriters may change the offering price and the other selling terms.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. We have been advised by the underwriters that the underwriters may make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $      .

We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

Some of the underwriters or their affiliates have provided financial advisory and investment banking services to us in the past and may do so in the future. They receive customary fees and commissions for these services. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. JPMorgan Chase Bank, N.A., an affiliate of

J.P. Morgan Securities LLC, is the administrative agent and a lender under our $550 million credit facility. J.P. Morgan Europe Limited, an affiliate of J.P. Morgan Securities LLC, is the administrative agent for alternate currencies under this credit facility. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is the syndication agent, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are joint lead arrangers and joint bookrunners under this credit facility. Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC, is a lender and managing agent under this credit facility. Wells Fargo Bank, N.A. (as successor to Wachovia Bank, N.A.) is also a documentation agent and lender under this credit facility. Bank of America, N.A. is also the administrative agent and a lender under our $500 unsecured revolving credit facility million credit facility. Merrill Lynch, Pierce, Fenner & Smith Incorporated is the sole lead arranger and bookrunner under this credit facility. With respect to the multi-currency tranches of this credit facility, Banc of America Securities Asia Limited is the Hong Kong Dollars agent and Bank of America, N.A., Singapore Branch, is the Singapore Dollars agent. Wells Fargo Bank, N.A. (as successor to Wachovia Bank, N.A.) is a lender under the multi-currency tranches of this credit facility. JPMorgan Chase Bank, N.A., is also the administrative agent and a lender under our $425 million unsecured multi-currency term loan facility. Morgan Stanley Bank, N.A., an affiliate of Morgan Stanley & Co. Incorporated, is a lender, J.P. Morgan Europe Limited is the administrative agent for Euros and J.P. Morgan Securities LLC is a joint lead arranger and joint bookrunner under this term loan facility. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is also a lender under certain other credit facilities of subsidiaries of the operating partnership. As described in “Use of Proceeds,” certain of the proceeds of this offering will be used to reduce borrowings under our $500 million unsecured revolving credit facility listed above.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us, including the validity of the issuance of the notes, by Latham & Watkins LLP, San Francisco, California and by Tamra D. Browne, Esq., our General Counsel. Certain legal matters relating to Maryland law will be passed upon for us by Ballard Spahr LLP, Baltimore, Maryland. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, San Francisco, California.

EXPERTS

The financial statements of AMB Property Corporation and AMB Property, L.P. as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, the financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control Over Financial Reporting), the financial statements of AMB Institutional Alliance Fund III, L.P. as of December 31, 2008 and for the year then ended, the financial statements of AMB Japan Fund I, L.P. as of December 31, 2009 and 2008 and for the years then ended, the financial statements of AMB Europe Fund I, FCP-FIS as of December 31, 2007 and for the period from May 31, 2007 to December 31, 2007 and the financial statements of AMB-SGP Mexico, LLC as of December 31, 2008 and for the year then ended, incorporated in this prospectus supplement by reference to AMB Property Corporation and AMB Property, L.P.’s Combined Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement and the accompanying prospectus the following documents:

•	Combined Annual Report of AMB Property Corporation and AMB Property, L.P. on Form 10-K for the fiscal year ended December 31, 2009 filed on February 22, 2010;

•	Combined Quarterly Reports of AMB Property Corporation and AMB Property, L.P. on Form 10-Q for the quarters ended March 31, 2010 filed on April 30, 2010, June 30, 2010 filed on August 3, 2010 and September 30, 2010 filed on November 2, 2010;

•	Current Reports of AMB Property Corporation and AMB Property, L.P. on Form 8-K filed on April 7, 2010, August 4, 2010 and August 9, 2010;

•	Current Reports of AMB Property Corporation on Form 8-K filed on May 7, 2010, November 1, 2010 and November 2, 2010;

•	Item 8.01 of the Current Report of AMB Property Corporation and AMB Property, L.P. on Form 8-K filed on April 6, 2010;

•	Item 8.01 of the Current Reports of AMB Property Corporation on Form 8-K filed on February 2, 2010 (at 08:48:34), April 21, 2010 (at 08:41:46), July 21, 2010 (at 08:48:28) and October 20, 2010 (at 09:03:50);

•	AMB Property Corporation’s definitive proxy statement with respect to the 2010 Annual Meeting of Stockholders filed on March 24, 2010; and

•	all documents filed by either AMB Property, L.P. or AMB Property Corporation with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and prior to the termination of the offering (but excluding any documents or portions of documents which are deemed “furnished” and not filed with the SEC).

The accompanying prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. Neither this prospectus supplement nor the accompanying prospectus contains all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s Public Reference Room or on our website at http://www.amb.com. Information contained on our website is not and should not be deemed a part of this prospectus supplement, the accompanying prospectus or any other report or filing filed with the SEC. Our statements in this prospectus supplement about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including exhibits to these documents. You should direct any requests for documents to:

AMB Property, L.P.
AMB Property Corporation
Attn: Investor Relations
Pier 1, Bay 1
San Francisco, CA 94111
(415) 394-9000

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public at the SEC’s website at http://www.sec.gov. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

PROSPECTUS

AMB Property, L.P.

Debt Securities

Guarantees by

AMB Property Corporation

AMB Property, L.P., a Delaware limited partnership, may offer, from time to time, its debt securities in one or more series, which may be either senior or subordinated, at prices and on terms that it will determine at the time of offering. AMB Property Corporation, a Maryland corporation, may unconditionally guarantee the payment obligations on the debt securities on the terms described in this prospectus and in the applicable supplement to this prospectus.

We will provide specific terms of the offering of any debt securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

The debt securities may be offered directly by AMB Property, L.P., through agents designated from time to time by AMB Property, L.P. or to or through underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any of the debt securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the section entitled “About This Prospectus” for more information. No debt securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of the debt securities.

Investing in the debt securities involves risk. See “Risk Factors” beginning on page 1.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 14, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these debt securities and seeking offers to buy these debt securities only in jurisdictions where offers and sales are permitted.

We have not authorized any dealer or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying supplement to this prospectus. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying supplement to this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying supplement to this prospectus is delivered or securities are sold on a later date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings. This prospectus sets forth certain terms of the debt securities that we may offer.

Each time we offer debt securities, we will attach a prospectus supplement to this prospectus. The prospectus supplement will contain the specific description of the debt securities we are then offering and the terms of the offering. The prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained in this prospectus.

It is important for you to read and consider all information contained in this prospectus and the applicable prospectus supplement in making your investment decision. You should also read and consider the information contained in the documents identified in “Where You Can Find More Information” in this prospectus.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we”, “us” or “our” mean AMB Property Corporation, AMB Property, L.P. and our respective subsidiaries. Our global headquarters are located at Pier 1, Bay 1, San Francisco, California 94111; our telephone number is (415) 394-9000.

ii

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, incorporated into this prospectus and the accompanying prospectus supplement by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended. You should consider carefully those risk factors as well as the following risk factors together with all of the other information included and incorporated by reference in this prospectus and the accompanying prospectus supplement before investing in any debt securities offered by this prospectus or an accompanying prospectus supplement. For more information, see “Where You Can Find More Information.”

The debt securities will be effectively subordinated to our secured debt and the guarantees will be structurally subordinated and, as a result, other creditors may be entitled to repayment before our assets are available to satisfy our obligations under the debt securities and the guarantees.

The debt securities will be effectively subordinated to AMB Property, L.P.’s mortgages and other secured indebtedness, which encumber certain of its assets, and to all of the secured indebtedness of AMB Property, L.P.’s subsidiaries. As a result, in the event of AMB Property, L.P.’s bankruptcy or liquidation, any holders of its mortgages or other secured indebtedness would be entitled to be repaid in full before AMB Property, L.P.’s assets would be available to satisfy its obligations on the debt securities, and in the event of a bankruptcy or liquidation of any of its subsidiaries, the creditors of that subsidiary would be entitled to be repaid in full before any assets of that subsidiary would be available to satisfy AMB Property, L.P.’s obligations on the debt securities. In addition, the guarantee of any debt securities by AMB Property Corporation will be effectively subordinated to all of the mortgages and other secured indebtedness of AMB Property Corporation and all of the secured indebtedness of its subsidiaries, including AMB Property, L.P. Further, AMB Property Corporation’s only significant asset is its ownership interest in AMB Property, L.P. As of June 30, 2009, the total outstanding indebtedness for AMB Property, L.P., its subsidiaries and the other subsidiaries of AMB Property Corporation was approximately $3.2 billion of which approximately $1.4 billion was secured. Approximately $781.5 million of this secured debt is non-recourse secured debt of consolidated joint ventures. Subject to certain limitations, we may incur additional indebtedness. AMB Property Corporation presently intends over the long term to operate with an AMB Property Corporation’s share of total debt-to-AMB Property Corporation’s share of total market capitalization ratio or AMB Property Corporation’s share of total debt-to-AMB Property Corporation’s share of total assets of approximately 45% or less. AMB Property, L.P. presently intends over the long term to operate with an AMB Property, L.P.’s share of total debt-to-AMB Property, L.P.’s share of total market capitalization ratio or AMB Property, L.P.’s share of total debt-to-AMB Property, L.P.’s share of total assets of approximately 45% or less. However, neither AMB Property Corporation’s nor AMB Property, L.P.’s organizational documents limit the amount of indebtedness that we may incur. In addition, the aggregate amount of indebtedness that we may incur under this policy varies directly with the valuation of AMB Property Corporation’s capital stock and the number of shares of its capital stock outstanding. Accordingly, we would be able to incur additional indebtedness under these policies as a result of increases in the market price per share of AMB Property Corporation’s capital stock.

AMB Property Corporation’s definition of “total market capitalization” for AMB Property Corporation is total debt plus preferred equity liquidation preferences plus market equity. The definition of “AMB Property Corporation’s share of total market capitalization” is AMB Property Corporation’s share of total debt plus preferred equity liquidation preferences plus market equity. The definition of “market equity” is the total number of outstanding shares of common stock of AMB Property Corporation and common limited partnership units of AMB Property, L.P. and AMB Property II, L.P. multiplied by the closing price per share of AMB Property Corporation’s common stock as of the measurement date. The definition of “preferred” is preferred equity liquidation preferences. “AMB Property Corporation’s share of total book capitalization” is defined as AMB Property Corporation’s share of total debt plus noncontrolling interests to preferred unitholders and limited partnership unitholders plus stockholders’ equity. “AMB Property Corporation’s share of total debt” is AMB Property Corporation’s pro rata portion of the total debt based on AMB Property Corporation’s percentage of equity interest in each of the consolidated and unconsolidated joint ventures holding the debt. “AMB Property Corporation’s share of total assets” is AMB Property Corporation’s pro rata portion of the gross book value of real estate interests plus cash and other assets.

AMB Property, L.P.’s definition of “total market capitalization” for AMB Property, L.P. is total debt plus preferred equity liquidation preferences plus market capital. The definition of “AMB Property, L.P.’s share of total market capitalization” is AMB Property, L.P.’s share of total debt plus preferred equity liquidation preferences plus market capital. AMB Property, L.P.’s definition of “market capital” is the total number of outstanding common general partnership units of AMB Property, L.P. and common limited partnership units of AMB Property II, L.P. multiplied by the closing price per share of AMB Property Corporation’s common stock as of the measurement date. The definition of “preferred” is preferred equity liquidation preferences. “AMB Property, L.P.’s share of total book capitalization” is defined as AMB Property, L.P.’s share of total debt plus noncontrolling interests to preferred unitholders and limited partnership unitholders plus stockholders’ equity. “AMB Property, L.P.’s share of total debt” is AMB Property, L.P.’s pro rata portion of the total debt based on its percentage of equity interest in each of the consolidated and unconsolidated joint ventures holding the debt. “AMB Property, L.P.’s share of total assets” is AMB Property, L.P.’s pro rata portion of the gross book value of real estate interests plus cash and other assets.

The guarantees of the debt securities by AMB Property Corporation could be voided.

AMB Property Corporation’s obligations under its guarantees of the debt securities issued under this prospectus may be subject to review under state or federal fraudulent transfer laws in the event of AMB Property Corporation’s bankruptcy or other financial difficulty. Under those laws, in a lawsuit by an unpaid creditor or representative of creditors of AMB Property Corporation, such as a trustee in bankruptcy, if a court were to find that when AMB Property Corporation entered into the guarantees, it received less than fair consideration or reasonably equivalent value for the guarantees and either:

•	was insolvent;

•	was rendered insolvent;

•	was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital;

•	intended to incur or believed that it would incur debts beyond its ability to pay as the debts matured; or

•	entered into the guarantees with actual intent to hinder, delay or defraud its creditors,

then the court could void the guarantees and AMB Property Corporation’s obligations under the guarantees, and direct the return of any amounts paid under the guarantees to AMB Property Corporation or to a fund for the benefit of its creditors. Furthermore, to the extent that AMB Property Corporation’s obligations under the guarantees of the debt securities exceed the actual benefit that it receives from the issuance of the debt securities, AMB Property Corporation may be deemed not to have received fair consideration or reasonably equivalent value from the guarantees. As a result, the guarantees and AMB Property Corporation’s obligations under the guarantees may be void. The measure of insolvency for purposes of the factors above will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

An absence of a market for the debt securities may affect the liquidity of the debt securities.

Unless we specify otherwise in the related prospectus supplement, each series of debt securities offered will be a new issue with no established trading market. We may elect to list any series of debt securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered debt securities, but will not be obligated to do so and may discontinue any market making at any time without notice. If an active market for a series of debt securities does not develop, the market price and liquidity of that series of debt securities may be materially and adversely affected. We cannot assure you that an active market for the debt securities will develop. The liquidity of, and trading market for, the debt securities may also be materially and adversely affected by declines in the market for debt securities generally. Such a decline may materially and adversely affect the liquidity and trading of the debt securities independent of our financial performance and prospects.

FORWARD-LOOKING STATEMENTS

Some of the information included and incorporated by reference in this prospectus and the accompanying prospectus supplement contains forward-looking statements, which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Because these forward-looking statements involve numerous risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in the forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “forecasting,” “pro forma,” “estimates” or “anticipates,” or the negative of these words and phrases, or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indicators of whether, or the time at which, such performance or results will be achieved. There is no assurance that the events or circumstances reflected in forward-looking statements will occur or be achieved. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you that many forward-looking statements presented in the prospectus and the accompanying prospectus supplement are based on management’s beliefs and assumptions made by, and information currently available to, management. Statements contained and incorporated by reference in this prospectus and accompanying prospectus supplement that are not historical facts may be forward-looking statements. Such statements relate to our future performance and plans, results of operations, capital expenditures, acquisitions, and operating improvements and costs.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	changes in general economic conditions, global trade or in the real estate sector (including risks relating to decreasing real estate valuations and impairment charges);

•	risks associated with using debt to fund our business activities, including re-financing and interest rate risks;

•	our failure to obtain, renew, or extend necessary financing or access the debt or equity markets;

•	our failure to maintain our current credit agency ratings or comply with our debt covenants;

•	risks related to our obligations in the event of certain defaults under co-investment venture and other debt;

•	risks associated with equity and debt securities financings and issuances (including the risk of dilution);

•	a downturn in the California, U.S., or the global economy, world trade or real estate conditions and other financial market fluctuations;

•	defaults on or non-renewal of leases by customers or renewal at lower than expected rent;

•	risks and uncertainties relating to the disposition of properties to third parties and our ability to effect such transactions on advantageous terms and to timely reinvest proceeds from any such dispositions;

•	our failure to contribute properties to our co-investment ventures due to such factors as our inability to acquire, develop, or lease properties that meet the investment criteria of such ventures, or our co-investment ventures’ inability to access debt and equity capital to pay for property contributions or their allocation of available capital to cover other capital requirements such as future redemptions;

•	difficulties in identifying properties to acquire and in effecting acquisitions on advantageous terms and the failure of acquisitions to perform as we expect;

•	risks and uncertainties affecting property development, redevelopment and value-added conversion (including construction delays, cost overruns, our inability to obtain necessary permits and financing, our inability to lease properties at all or at favorable rents and terms, and public opposition to these activities);

•	risks of doing business internationally and global expansion, including unfamiliarity with new markets, currency risks and exposure to exchange rates;

•	risks of changing personnel and roles;

•	losses in excess of our insurance coverage;

•	unknown liabilities acquired in connection with acquired properties or otherwise;

•	our failure to successfully integrate acquired properties and operations;

•	changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws;

•	increases in real property tax rates;

•	risks associated with our tax structuring;

•	increases in interest rates and operating costs or greater than expected capital expenditures;

•	environmental uncertainties and risks related to natural disasters; and

•	AMB Property Corporation’s failure to qualify and maintain its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

Our success also depends upon economic trends generally, various market conditions and fluctuations and those other risk factors discussed under the heading “Risk Factors” herein and in the accompanying prospectus supplement and in the most recent annual report on Form 10-K, Item 1.A under the heading “Risk Factors” and subsequent quarterly reports on Form 10-Q, Part II, Item 1.A under the heading “Risk Factors” for AMB Property, L.P. and AMB Property Corporation and in our other filings with the SEC that are incorporated by reference in this prospectus and the accompanying prospectus supplement. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak as of the date of this prospectus or the accompanying prospectus supplement, as applicable, or as of the dates indicated in the statements. All of our forward-looking statements, including those included and incorporated by reference in this prospectus and the accompanying prospectus supplement, are qualified in their entirety by this statement. We assume no obligation to update or supplement forward-looking statements.

AMB PROPERTY, L.P. AND AMB PROPERTY CORPORATION

AMB Property, L.P., a Delaware limited partnership, owns, acquires, develops and operates industrial properties in key distribution markets tied to global trade in the Americas, Europe and Asia. We use the terms “industrial properties” or “industrial buildings” to describe the various types of industrial properties in our portfolio and use these terms interchangeably with the following: logistics facilities, centers or warehouses; distribution facilities, centers or warehouses; High Throughput Distribution® (HTD®) facilities; or any combination of these terms.

AMB Property Corporation, a Maryland corporation, is a self-administered and self-managed real estate investment trust and it expects that it has qualified, and will continue to qualify, as a real estate investment trust for federal income tax purposes beginning with the year ended December 31, 1997. As a self-administered and self-managed real estate investment trust, our own employees perform our corporate administrative and management functions, rather than our relying on an outside manager for these services. We manage our portfolio of properties generally through direct property management performed by our own employees. Additionally, within our flexible operating model, we may from time to time establish relationships with third-party real estate management firms, brokers and developers that provide some property-level administrative and management services under our direction.

AMB Property, L.P. commenced operations shortly before the consummation of AMB Property Corporation’s initial public offering on November 26, 1997. As of June 30, 2009, AMB Property Corporation owned an approximate 97.7% general partnership interest in AMB Property, L.P., excluding preferred units. As AMB Property, L.P.’s sole general partner, AMB Property Corporation has the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of AMB Property, L.P.

Our global headquarters are located at Pier 1, Bay 1, San Francisco, California 94111; our telephone number is (415) 394-9000. Our other principal office locations are in Amsterdam, Boston, Chicago, Los Angeles, Mexico City, Shanghai, Singapore and Tokyo. Our website address is www.amb.com. Information contained on our website is not and should not be deemed a part of this prospectus or any other prospectus or filing filed with the SEC.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of debt securities offered by this prospectus for general corporate purposes, which may include the repayment of indebtedness (which may include inter-company indebtedness); acquisitions of properties, portfolios of properties or U.S. or foreign property-owning or real estate-related entities; the redemption or other repurchase of outstanding securities; loans to affiliated entities; development, redevelopment or value-added conversion activities; capital expenditures; and increasing our working capital. Pending the application of the net proceeds, we may invest the proceeds in short-term securities or temporarily reduce borrowings under revolving credit facilities.

RATIOS OF EARNINGS TO FIXED CHARGES

AMB Property Corporation’s ratios of earnings to fixed charges for the six-month period ended June 30, 2009 and for each of the previous five years ended December 31 were as follows:

	Six Months Ended	Year Ended December 31,
	June 30, 2009	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges(1)	—	—	2.1x	1.6x	1.6x	1.3x

AMB Property, L.P.’s ratios of earnings to fixed charges for the six-month period ended June 30, 2009 and for each of the previous five years ended December 31 were as follows:

	Six Months Ended	Year Ended December 31,
	June 30, 2009	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges(1)	—	—	2.1x	1.7x	1.6x	1.3x

(1)	The ratio of earnings to fixed charges was less than one-to-one for the six months ended June 30, 2009 and the year ended December 31, 2008. For the six months ended June 30, 2009 and the year ended December 31, 2008, earnings were insufficient to cover fixed charges by $136.3 million and $65.7 million, respectively.

For the purposes of the above calculations, earnings include income from continuing operations plus fixed charges, amortization of capitalized interest and distributed income from unconsolidated entities. From that total, capitalized interest and income from unconsolidated entities are subtracted. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, amortization of debt issuance costs and preferred distributions of consolidated subsidiaries. Management calculates the interest component of rental expense as one-third of total rental expense. The ratios for all periods have been updated for discontinued operations related to properties sold or held for sale through June 30, 2009.

DESCRIPTION OF DEBT SECURITIES

You can find the definitions of certain capitalized terms used in this description under the subheading “Definitions.” In this description, the “Operating Partnership” refers only to AMB Property, L.P. and not to any of its subsidiaries and the “Company” refers only to AMB Property Corporation and not to any of its subsidiaries.

General

The debt securities will be direct, non-convertible obligations of the Operating Partnership, which may be secured or unsecured, and which may be senior or subordinated indebtedness of the Operating Partnership. The Operating Partnership will issue the debt securities under an Indenture dated as of June 30, 1998, as amended or supplemented from time to time, among the Operating Partnership, the Company and U.S. Bank National Association, as successor-in-interest to State Street Bank and Trust Company of California, N.A., as trustee (together with any other trustee(s) appointed in a supplemental indenture with respect to a particular series of debt securities, the “trustee”). The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this section relating to the indenture and the debt securities are summaries of certain provisions of the debt securities and the indenture. These summaries are not complete. For more detail you should refer to the indenture, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

Terms

We will describe the particular terms of the debt securities offered by a prospectus supplement in the applicable prospectus supplement, along with any applicable modifications of or additions to the general terms of the debt securities as described in this prospectus. Accordingly, for a description of the terms of any series of debt securities, you must refer to both the prospectus supplement relating to that series and the description of the debt securities set forth in this prospectus. A prospectus supplement may change any of the terms of the debt securities described in this prospectus.

Unless we state otherwise in any prospectus supplement, the Operating Partnership may issue the debt securities in one or more series, as established from time to time by the Operating Partnership. The Operating Partnership need not issue all debt securities of one series at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

The Operating Partnership may, but need not, designate more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to the series. If two or more persons are acting as trustee with respect to different series of debt securities, each such trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee and, except as we state otherwise in this prospectus, any action to be taken by a trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee.

The following summaries set forth certain general terms and provisions of the indenture and the debt securities. The prospectus supplement relating to the series of debt securities being offered will contain further terms of the debt securities, including the following specific terms:

•	the title of the debt securities;

•	the limit on the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture;

•	the date or dates, or the method by which such date or dates will be determined, on which the principal of the debt securities will be payable;

•	the rate or rates (which may be fixed or variable), or the method by which such rate or rates will be determined, at which the debt securities will bear interest, if any;

•	the date or dates (or the method for determining the date or dates) from which any interest will accrue, the dates upon which any interest will be payable and the record dates for payment of interest (or the method by which the record dates will be determined);

•	the place or places, if any, other than or in addition to the Borough of Manhattan, the City of New York, where the principal of (and premium, if any) and interest, if any, on the debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Operating Partnership in respect of the debt securities and the indenture may be served;

•	any obligation the Operating Partnership has to redeem, repay or repurchase the debt securities, in whole or in part, at the option of a holder of the debt securities, and the period or periods within which, the date or dates on which the price or prices at which and the terms and conditions upon which the Operating Partnership will redeem, repay or repurchase the debt securities;

•	if other than the trustee, the identity of each security registrar and/or paying agent;

•	any provisions granting special rights to holders of the debt securities upon the occurrence of such events as may be specified;

•	any deletions from, modifications of, or additions to the events of default or covenants of the Operating Partnership with respect to the debt securities, whether or not such events of default or covenants are consistent with the events of default or covenants in the indenture;

•	the person to whom any interest will be payable, if other than the person in whose name the debt security is registered; and

•	any other terms of the debt securities and any deletions from or modifications or additions to the indenture in respect of the debt securities (whether or not consistent with the other provisions of the indenture).

The Operating Partnership may issue debt securities at a discount below their principal amount and provide for less than the entire principal amount of the debt securities to be payable upon declaration of acceleration of maturity. In such cases, we will describe any material U.S. federal income tax, accounting and other considerations in the applicable prospectus supplement.

Denominations And Interest

Unless we specify otherwise in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof. Unless we specify otherwise in the applicable prospectus supplement, interest on any series of debt securities will be payable to the person in whose name the security is registered at the close of business on the record date for such interest at the office of the Operating Partnership maintained for such purpose within the City and State of New York. However, unless we provide otherwise in the applicable prospectus supplement, the Operating Partnership may make interest payments by check mailed to the address of the person entitled to the interest as it appears in the applicable register for debt securities or by wire transfer of funds to such person at an account maintained within the United States.

Global Notes

Unless we specify otherwise in the applicable prospectus supplement, the debt securities of each series will be issued in the form of one or more fully registered book-entry debt securities of such series (each, a “Global Note”) that will be deposited with, or on behalf of, The Depository Trust Company, or DTC. Global Notes will be issued in fully registered form.

The Operating Partnership anticipates that the Global Notes will be deposited with, or on behalf of, DTC and that such Global Note will be registered in the name of Cede & Co., DTC’s nominee. Unless we specify otherwise in the applicable prospectus supplement, the Operating Partnership further anticipates that the following provisions will apply to the depository arrangements with respect to the Global Notes.

So long as DTC or its nominee is the registered owner of the Global Notes, DTC or its nominee, as the case may be, will be considered the sole holder of the debt securities represented by the Global Note for all purposes under the indenture. Except as described below, owners of beneficial interests in the Global Notes will not be entitled to have debt securities represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of debt securities in certificated form and will not be considered the owners or holders of the debt securities under the indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in the Global Notes.

The Global Notes will be exchangeable for certificated debt securities only if:

•	DTC notifies the Operating Partnership that it is unwilling or unable to continue as depository or DTC ceases to be a clearing agency registered under the Securities Exchange Act (if so required by applicable law or regulation) and, in either case, a successor depository is not appointed by the Operating Partnership within 90 days after the Operating Partnership receives such notice or becomes aware of such ineligibility;

•	the Operating Partnership in its sole discretion determines that the Global Notes shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default with respect to debt securities of any series under the indenture and beneficial owners representing a majority in aggregate principal amount of the debt securities of such series represented by a Global Note advise DTC to cease acting as depository.

Upon any such exchange, owners of a beneficial interest in such Global Note will be entitled to physical delivery of individual debt securities of such series in certificated form of like tenor, terms and rank, equal in principal amount to such beneficial interest, and to have such debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by DTC’s relevant participants (as identified by DTC) to the trustee. Debt securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

The following is based on information furnished to us by DTC:

DTC will act as securities depository for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered certificate will be issued for each series of debt securities, in the aggregate principal amount of such series. If, however, the aggregate principal amount of a series of debt securities exceeds $500 million, one fully registered certificate will be issued with respect to each $500 million (or such other amount as shall be permitted by DTC from time to time) of principal amount of such series of debt securities, and additional certificates will be issued with respect to any remaining principal amounts.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its participants (“participants”) deposit with DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (“direct participants”). DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which in turn is owned by a number of DTC’s direct participants and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, and banks and trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security (“beneficial owner”) is in turn recorded on the direct and indirect participants’ records. A beneficial owner does not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the direct or indirect participant through which such beneficial owner entered into the transaction. Transfers of ownership interests in debt securities are accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners do not receive certificates representing their ownership interests in debt securities, except under the circumstances described above.

To facilitate subsequent transfers, the debt securities are registered in the name of DTC’s nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC records reflect only the identity of the direct participants to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participants remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails a proxy (an “omnibus proxy”) to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified on a list attached to the omnibus proxy).

Principal payments, premium payments, if any, and interest payments, if any, on the debt securities will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts on the payment date in accordance with their respective holdings as shown on DTC’s records upon receipt of the funds. Payments by direct and indirect participants to beneficial owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and are the responsibility of such direct and indirect participants and not of DTC, the trustee or the Operating Partnership, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal (and premium, if any) and interest, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Operating Partnership or the trustee, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

If applicable, redemption notices shall be sent to DTC. If less than all of the debt securities of any series represented by the Global Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

DTC may discontinue providing its services as securities depository with respect to the debt securities of any series at any time by giving reasonable notice to the Operating Partnership or the trustee. Under such circumstances, in the event that a successor securities depository is not appointed, certificates are required to be printed and delivered as described above.

The Operating Partnership may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered as described above.

None of the Operating Partnership, the Company, the underwriters, the trustee, or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the debt securities, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

Notices or demands to or upon the Operating Partnership in respect of the debt securities and the indenture may be served and, in the event that debt securities are issued in definitive certificated form, debt securities may be surrendered for payment, registration of transfer or exchange, at the office or agency of the Operating Partnership maintained for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the office of U.S. Bank National Association, which on the date of this prospectus is located at 100 Wall Street, Suite 1600, New York, New York.

Guarantees

Unless we specify otherwise in the applicable prospectus supplement, the indenture provides that the Operating Partnership’s obligations under the debt securities will be guaranteed by the Company. The obligations of the Company under any guarantee will be limited to the maximum amount permitted under applicable federal or state law. A supplemental indenture establishing the terms of a particular series of debt securities may provide that such series will not be guaranteed by the Company.

Merger, Consolidation or Sale of Assets

Unless we specify otherwise in the applicable prospectus supplement, the indenture provides that the Operating Partnership will not, in any transaction or series of related transactions, consolidate with, or sell, lease, assign, transfer or otherwise convey all or substantially all of its assets to, or merge with or into any other person unless:

•	either the Operating Partnership is the continuing person or the successor person (if other than the Operating Partnership) is a corporation, partnership, limited liability company or other entity organized and existing under the laws of the United States of America or a State of the United States of America or the District of Columbia and expressly assumes the Operating Partnership’s obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction and treating any Debt (including Acquired Debt) which becomes an obligation of the Operating Partnership or any of its affiliates as a result of such transaction as having been incurred by the Operating Partnership or such affiliate at the time of such transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

•	the Operating Partnership delivers to the trustee an officers’ certificate and legal opinion covering these conditions.

In the event that the Operating Partnership is not the continuing person, then, for purposes of the second bullet point above, the successor person will be deemed to be the Operating Partnership.

Upon any such merger, consolidation, sale, assignment, transfer, lease or conveyance in which the Operating Partnership is not the continuing legal entity, the successor entity formed by the consolidation or into which the Operating Partnership is merged or to which the sale, assignment, transfer, lease or other conveyance is made shall succeed to, and be substituted for, and may exercise every right and power of, the Operating Partnership under the indenture with the same effect as if the successor entity has been named as the Operating Partnership in the indenture and the Operating Partnership will be released (except in the case of a lease) from its obligations under the indenture and the debt securities.

The indenture provides that the Company, as guarantor of a series of debt securities, and any other guarantor, will not, in any transaction or series of transactions, consolidate with, or sell, lease, assign, transfer or otherwise convey all or substantially all of its assets to, or merge with or into any other person unless:

•	either such guarantor is the continuing person or the successor person (if other than such guarantor) is a corporation, partnership, limited liability company or other entity organized and existing under the laws of the United States of America or a State of the United States of America or the District of Columbia and expressly assumes such guarantor’s obligations with respect to the debt securities and the observance of all of the covenants and conditions contained in the indenture and its guarantee;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and shall be continuing; and

•	such guarantor delivers to the trustee an officers’ certificate and legal opinion covering compliance with these conditions.

In the event that such guarantor is not the continuing corporation, then, for purposes of the second bullet point above, the successor corporation will be deemed to be such guarantor.

Any consolidation, merger, sale, lease, assignment, transfer or conveyance permitted above is also subject to the condition precedent that the trustee receive an officers’ certificate and legal opinion to the effect that any such consolidation, merger, sale, lease, assignment, transfer or conveyance, and the assumption by any successor corporation, complies with the provisions of the indenture and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

A supplemental indenture establishing the terms of a particular series of debt securities may provide that such series will not be guaranteed by the Company.

Certain Covenants

Unless we specify otherwise in the applicable prospectus supplement, the debt securities will be subject to the following covenants:

Aggregate Debt Test.  The Operating Partnership will not, and will not permit any of its subsidiaries to, incur any Debt (including without limitation Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its subsidiaries (determined on a consolidated basis in accordance with United States generally accepted accounting principles) is greater than 60% of the sum of the following (without duplication):

•	the Total Assets of the Operating Partnership and its subsidiaries as of the last day of the then most recently ended fiscal quarter; and

•	the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt) by the Operating Partnership or any of its subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, determined on a consolidated basis in accordance with United States generally accepted accounting principles.

For purposes of the foregoing, Debt will be deemed to be incurred by the Operating Partnership or a subsidiary whenever the Operating Partnership or its subsidiary shall create, assume, guarantee, or otherwise become liable in respect thereof.

Debt Service Test.  The Operating Partnership will not, and will not permit any of its subsidiaries to, incur any Debt (including without limitation Acquired Debt) if the ratio of Consolidated Income Available for Debt Service to Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt, and calculated on the following assumptions:

•	such Debt and any other Debt (including without limitation Acquired Debt) incurred by the Operating Partnership or any of its subsidiaries since the first day of such four-quarter period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period;

•	the repayment or retirement of any other Debt of the Operating Partnership or any of its subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period); and

•	in the case of any acquisition or disposition by the Operating Partnership or any of its subsidiaries of any asset or group of assets with a fair market value in excess of $1 million, since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

If the Debt giving rise to the need to make the calculation described above or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate, then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis by applying the average daily rate which would have been in effect during the entire four-quarter period to the greater of the amount of such Debt outstanding at the end of such period or the average amount of Debt outstanding during such period. For purposes of the foregoing, Debt will be deemed to be incurred by the Operating Partnership or a subsidiary whenever the Operating Partnership or its subsidiary shall create, assume, guarantee, or otherwise become liable in respect thereof.

Secured Debt Test.  The Operating Partnership will not, and will not permit any of its subsidiaries to, incur any Debt (including without limitation Acquired Debt) secured by any Lien on any property or assets of the Operating Partnership or any of its subsidiaries, whether owned on the date of the indenture or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount (determined on a consolidated basis in accordance with United States generally accepted accounting principles) of all outstanding Debt of the Operating Partnership and its subsidiaries which is secured by a Lien on any property or assets of the Operating Partnership or any of its subsidiaries is greater than 40% of the sum of (without duplication) the following:

•	the Total Assets of the Operating Partnership and its subsidiaries as of the last day of the then most recently ended fiscal quarter; and

•	the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt) by the Operating Partnership or any of its subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, determined on a consolidated basis in accordance with United States generally accepted accounting principles.

For purposes of the foregoing, Debt will be deemed to be incurred by the Operating Partnership or a subsidiary whenever the Operating Partnership or its subsidiary shall create, assume, guarantee, or otherwise become liable in respect thereof.

Maintenance of Total Unencumbered Assets.  The Operating Partnership will not have at any time Total Unencumbered Assets of less than 150% of the aggregate principal amount of all outstanding Unsecured Debt of the Operating Partnership and its subsidiaries determined on a consolidated basis in accordance with United States generally accepted accounting principles.

Existence.  Except as permitted under “Merger, Consolidation or Sale of Assets,” the Operating Partnership will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises. However, the Operating Partnership will not be required to preserve any right or franchise if the Board of Directors of the Company determines that the preservation of the right or franchise is no longer desirable in the conduct of its business and that the loss of the right or franchise is not disadvantageous in any material respect to the holders of the debt securities.

Maintenance of Properties.  The Operating Partnership will cause all of its properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and cause all necessary repairs, renewals, replacements, betterments and improvements to be made, all as in the judgment of the Operating Partnership may be necessary in order for the Operating Partnership to at all times properly and advantageously conduct its business carried on in connection with the properties.

Insurance.  The Operating Partnership will, and will cause each of its subsidiaries to, keep in force upon all of its properties and operations insurance policies carried with responsible companies in such amounts and covering all such risks as is customary in the industry in accordance with prevailing market conditions and availability.

Payment of Taxes and Other Claims.  The Operating Partnership will pay or discharge or cause to be paid or discharged before it becomes delinquent:

•	all taxes, assessments and governmental charges levied or imposed on it or any subsidiary or on its or any subsidiary’s income, profits or property; and

•	all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon its or any subsidiary’s property. However, the Operating Partnership will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

Provision of Financial Information.  The Operating Partnership will:

•	file with the trustee, within 15 days after the Operating Partnership or the Company is required to file them with the SEC, copies of the annual reports and information, documents and other reports which the Operating Partnership or the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act; or, if the Operating Partnership or the Company is not required to file information, documents or reports pursuant to those Sections, then the Operating Partnership will file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which Section 13 of the Securities Exchange Act, may require with respect to a security listed and registered on a national securities exchange;

•	file with the trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, any additional information, documents and reports with respect to compliance by the Operating Partnership and the Company with the conditions and covenants of the indenture as such rules and regulations may require from time to time; and

•	transmit to the holders of the debt securities, within 30 days after filing with the trustee, in the manner and to the extent provided in the Trust Indenture Act of 1939, as amended, such summaries of any information, documents and reports required to be filed by the Operating Partnership and the Company pursuant to the bullet points above as the rules and regulations prescribed from time to time by the SEC may require.

Subsidiary Guarantees.  The Operating Partnership will not permit any of its subsidiaries to guarantee or secure through the granting of Liens, the payment of any Debt of the Operating Partnership or any guarantor and the Operating Partnership will not and will not permit any of its subsidiaries to pledge any intercompany notes representing obligations of any of its subsidiaries, to secure the payment of any debt of the Operating Partnership or any guarantor, in each case unless such subsidiary (a “Subsidiary Guarantor”), the Operating Partnership and the trustee execute and deliver a supplemental indenture evidencing such subsidiary’s guarantee providing for the unconditional guarantee by the subsidiary, on a senior basis, of the debt securities. If any Subsidiary Guarantor is released from all of its obligations described above, it will also be released from its unconditional guarantee.

Deletions, Modifications or Additions.  We will specify in the applicable prospectus supplement any deletions of, modifications of, or additions to the covenants described above with respect to any series of debt securities.

Events Of Default, Notice And Waiver

Unless we specify otherwise in the applicable prospectus supplement, the indenture provides that the following events are “events of default” with respect to any series of debt securities issued under the indenture:

•	default in the payment of any interest upon any debt security of that series when such interest becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of or premium, if any, on any debt security of that series when due and payable;

•	default in the performance or breach of any covenant or warranty of the Operating Partnership in the indenture with respect to any debt security of that series (other than a covenant or warranty the default or breach of which is specifically dealt with in the indenture or that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after receipt of written notice as provided in the indenture;

•	the following:

•	default by the Operating Partnership or any subsidiary of the Operating Partnership in the payment (whether at stated maturity, upon acceleration, upon required prepayment or otherwise), beyond any grace period, of any principal of or interest on any bond, note, debenture or other evidence of indebtedness; or

•	any other breach or default (or other event or condition) under any agreement, indenture or instrument relating to any such bond, security, debenture or other evidence of indebtedness beyond any cure period, if as a result, the holder or holders of any such bond, security, debenture or other evidence of indebtedness has the immediate right to cause any such instrument to become or be declared due and payable, or required to be prepaid, redeemed, purchased or defeased (or an offer of prepayment, redemption, purchase or defeasance be made), prior to its stated maturity (other than by a scheduled mandatory prepayment), which in the aggregate under the bullet points above have a principal amount equal to or greater than $20,000,000 without such instrument having been discharged, or such breach or default having been cured, within a period of 10 days after the notice specified in the indenture has been provided;

•	certain events of bankruptcy, insolvency or reorganization with respect to the Operating Partnership, the Company or any significant subsidiary of the Operating Partnership (as defined in Regulation S-X under the Securities Act); and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

A supplemental indenture establishing the terms of a particular series of debt securities may delete, modify or add to the events of default described above.

No event of default with respect to a particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to the Operating Partnership (and to the trustee if given by the holders), declare all debt securities of that series to be due and payable immediately.

At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the declaration of acceleration and its consequences if:

•	the Operating Partnership has paid or deposited with the trustee a sum sufficient to pay:

•	all overdue installments of interest on all outstanding debt securities of that series;

•	the principal of (and premium, if any, on) any outstanding debt securities of that series which have become due otherwise than by such declaration of acceleration, and interest thereon at the rates provided for in such debt securities;

•	to the extent lawful, interest upon overdue installments of interest at the rate or rates provided in such debt securities; and

•	all sums paid or advanced by the trustee under the indenture and reasonable compensation, expenses, disbursements and the advances of the trustee, its agents and counsel; and

•	all events of default with respect to debt securities of that series, other than the nonpayment of the principal of (or premium, if any) or interest on debt securities of that series which have become due solely by such declaration of acceleration, have been cured or waived.

The indenture also provides that the holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of such series waive any past default under the indenture with respect to such debt securities and its consequences, except a default:

•	in the payment of the principal of (or premium, if any) or interest on or payable in respect of any debt security of such series; or

•	in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.

If the trustee knows of a default with respect to the debt securities of any series, the indenture requires the trustee, within 90 days after the default, to give notice to the holders of such debt securities, unless such default shall have been cured or waived. However, the trustee may withhold notice to the holders of any debt securities of such series of any default (except a default in the payment of the principal of (or premium, if any) or interest, if any, on any debt security of such series) if the trustee determines such withholding is in the interest of such holders.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holders of outstanding debt securities, unless the holders offer the trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires the Operating Partnership, within 120 days after the end of each fiscal year, to furnish to the trustee a statement as to compliance with the indenture. Further, upon any request by the Operating Partnership to take any action under the indenture, the Operating Partnership will furnish to the trustee:

•	an officers’ certificate stating that all conditions precedent, if any, provided for in the indenture relating to the proposed action have been complied with; and

•	an opinion of counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with.

Modification And Waiver

The Operating Partnership and the trustee may modify and amend the indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments except that we may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	change the stated maturity of the principal of (or premium, if any, on) or any installment of principal of, or premium, if any, or the interest payment date with respect to such debt security;

•	reduce the principal amount of debt securities or the rate or amount of interest on such debt securities, or any premium payable on such debt security;

•	adversely affect the right of any holder of debt securities to repayment of such debt security at the holder’s option;

•	change any place, or the currency, for payment of principal on any debt security or any premium or interest thereon;

•	impair the right to institute suit for enforcement of any payment on or with respect to such debt security;

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver or reduce the quorum or voting requirements set forth in the indenture; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security.

The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive the Operating Partnership’s compliance with certain covenants of the indenture.

Modifications and amendments of the indenture may be made by the Operating Partnership and the trustee without the consent of any holder of debt securities issued thereunder for any of the following purposes:

•	to evidence the succession of another person to the Operating Partnership or any guarantor under the indenture;

•	to add to the covenants of the Operating Partnership or any guarantor for the benefit of the holders of the debt securities or to surrender any right or power conferred upon the Operating Partnership or any guarantor in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of the indenture to facilitate the issuance of the debt securities in certificated form, provided that such action shall not adversely affect the interests of the holders of any debt securities in any material respect;

•	to secure the debt securities or guarantees;

•	to evidence and provide for the acceptance of appointment by a successor trustee or to facilitate the administration of the trusts under the indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture or to add or change any other provisions with respect to matters or questions arising under the indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series or any related guarantees in any material respect; or

•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate discharge, legal defeasance, or covenant defeasance of any series of debt securities, provided that such action shall not adversely affect the interests of the holders of the debt securities and any related guarantees in any material respect.

The indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of the debt securities of a series, debt securities of each series owned by the Operating Partnership or any other obligor upon such debt securities or any affiliate of the Operating Partnership or of such other obligor will be disregarded.

The indenture contains provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the trustee and also, upon request, by the Operating Partnership or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of such series. However, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less or more than a majority, in principal amount of the outstanding debt securities of such series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of such series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of any series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage, which is less or more than a majority, in principal amount of the outstanding debt securities of such series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum.

Notwithstanding the provisions described above, the indenture provides that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities of such series affected thereby:

•	there shall be no minimum quorum requirement for such meeting; and

•	the principal amount of the outstanding debt securities of such series that are entitled to vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.

Defeasance Of Debt Securities And Certain Covenants In Certain Circumstances

Legal Defeasance and Covenant Defeasance.  Unless we specify otherwise in the applicable prospectus supplement, the indenture provides that the Operating Partnership may elect:

•	to be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents) (“legal defeasance”); or

•	to be released from compliance with the covenants in the indenture (“covenant defeasance”).

The Operating Partnership will be so discharged upon the deposit with the trustee, in trust, of money and/or Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay and discharge each installment of principal (and premium, if any) and interest on the debt securities of that series on the scheduled due dates or the applicable redemption date in accordance with the terms of the indenture and those debt securities.

This trust may only be established if, among other things:

•	the Operating Partnership has delivered to the trustee a legal opinion to the effect that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred, and such legal opinion, in the case of legal defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal, income tax law occurring after the date of the indenture;

•	if the cash and Government Obligations deposited are sufficient to pay the principal of, and premium, if any, and interest on such debt securities of such series, provided such debt securities are redeemed on a particular redemption date, the Operating Partnership shall have given the trustee irrevocable instructions to redeem the debt securities of such series on such date and shall have provided notice of such redemption to the holders of such series of debt securities;

•	such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which the Operating Partnership is a party or by which it is bound; and

•	no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities shall have occurred and shall be continuing on the date of, or, solely in the case of events of default due to certain events of bankruptcy, insolvency, or reorganization, during the period ending on the 91st day after the date of, such deposit into trust.

Covenant Defeasance and Events of Default.  In the event the Operating Partnership exercises its option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, the Operating Partnership will remain liable for those payments.

Definitions

As used in this “Description of Debt Securities”,

“Acquired Debt” means Debt of a person:

•	existing at the time such person is merged or consolidated with or into, or becomes a subsidiary of, the Operating Partnership; or

•	assumed by the Operating Partnership or any of its subsidiaries in connection with the acquisition of assets from such person.

Acquired Debt shall be deemed to be incurred on the date the acquired person is merged or consolidated with or into, or becomes a subsidiary of, the Operating Partnership or the date of the related acquisition, as the case may be.

“Annual Debt Service Charge” means, for any period, the interest expense of the Operating Partnership and its subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles, including, without duplication:

•	all amortization of debt discount and premiums;

•	all accrued interest;

•	all capitalized interest; and

•	the interest component of capitalized lease obligations.

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income of the Operating Partnership and its subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication:

•	interest expense on Debt;

•	provision for taxes based on income;

•	amortization of debt discount, premium and deferred financing costs;

•	provisions for gains and losses on sales or other dispositions of properties and other investments;

•	property depreciation and amortization;

•	the effect of any non-cash items; and

•	amortization of deferred charges, all determined on a consolidated basis in accordance with generally accepted accounting principles.

“Consolidated Net Income” for any period means the amount of net income (or loss) of the Operating Partnership and its subsidiaries for such period, excluding, without duplication:

•	extraordinary items; and

•	the portion of net income (but not losses) of the Operating Partnership and its subsidiaries allocable to minority interests in unconsolidated persons to the extent that cash dividends or distributions have not actually been received by the Operating Partnership or one of its subsidiaries, all determined on a consolidated basis in accordance with generally accepted accounting principles.

“Debt” means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of:

•	borrowed money or evidenced by bonds, notes, debentures or similar instruments;

•	indebtedness secured by any Lien on any property or asset owned by such person, but only to the extent of the lesser of:

•	the amount of indebtedness so secured; and

•	the fair market value (determined in good faith by the board of directors of such person or, in the case of the Operating Partnership or a subsidiary, by the Company’s Board of Directors) of the property subject to such Lien;

•	reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

•	any lease of property by such person as lessee which is required to be reflected on such person’s balance sheet as a capitalized lease in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation of such person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another person (it being understood that Debt shall be deemed to be incurred by such person whenever such person shall create, assume, guarantee or otherwise become liable in respect thereof).

“Government Obligations” means securities which are:

•	direct obligations of the United States of America, for the payment of which its full faith and credit is pledged; or

•	obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America and which, in either of the above cases, are not callable or redeemable at the option of the issuer thereof and also includes a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as provided by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

“Lien” means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement, or other encumbrance of any kind.

“Total Assets” means the sum of, without duplication:

•	Undepreciated Real Estate Assets; and

•	all other assets (excluding accounts receivable and intangibles) of the Operating Partnership and its subsidiaries, all determined on a consolidated basis in accordance with generally accepted accounting principles.

“Total Unencumbered Assets” means the sum of, without duplication:

•	those Undepreciated Real Estate Assets which are not subject to a Lien securing Debt; and

•	all other assets (excluding accounts receivable and intangibles) of the Operating Partnership and its subsidiaries not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with generally accepted accounting principles.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with generally accepted accounting principles.

“Unsecured Debt” means Debt of the Operating Partnership or any of its subsidiaries which is not secured by a Lien on any property or assets of the Operating Partnership or any of its subsidiaries.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of the debt securities offered by this prospectus. This summary is for general information only and is not intended to be, nor should it be construed as, tax advice.

The information in this summary is based on:

•	the Internal Revenue Code of 1986, as amended;

•	current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

•	the legislative history of the Internal Revenue Code;

•	administrative interpretations and practices of the Internal Revenue Service; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS concerning the treatment of the debt securities, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if so challenged.

Prospective investors are urged to consult their tax advisors regarding the tax consequences to them of:

•	the acquisition, ownership and sale or other disposition of the debt securities offered under this prospectus, including the federal, state, local, foreign and other tax consequences; and

•	potential changes in the tax laws.

This general discussion of certain United States federal income tax considerations may be relevant to prospective investors who acquire the debt securities upon their initial issuance at the issue price (which will be set forth on the cover of the related prospectus supplement) for cash and hold the debt securities as a “capital asset,” which generally consists of property held for investment, as defined in Section 1221 of the Internal Revenue Code. This discussion does not address any state, local or foreign tax consequences associated with the ownership of the debt securities or any federal tax consequences arising out of any tax other than income tax. In addition, this summary does not consider all of the rules which may be relevant in determining the United States federal income tax treatment of an investment in the debt securities based on a prospective investor’s particular circumstances. For example, this general discussion does not address tax considerations which may be applicable to prospective investors receiving special treatment under the United States federal income tax laws, including:

•	broker-dealers or dealers in securities or currencies;

•	S corporations;

•	banks, thrifts or other financial institutions;

•	regulated investment companies or REITs;

•	insurance companies;

•	tax-exempt organizations;

•	persons subject to the alternative minimum tax;

•	persons who hold the debt securities as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•	persons who hold the debt securities through a partnership or other pass-through entity;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons deemed to sell the debt securities under the constructive sale provisions of the Internal Revenue Code;

•	persons whose “functional currency” is not the U.S. dollar;

•	except to the extent specifically discussed below, non-United States holders (as defined below); or

•	United States expatriates.

United States Holders

As the term is used in this summary, a “United States holder” is a beneficial holder of debt securities and who is:

•	an individual citizen or resident of the United States;

•	a corporation or partnership, including a limited liability company or other entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Taxation of Interest.  The taxation of interest on a debt security depends on whether the interest constitutes qualified stated interest (as defined below). Interest that constitutes qualified stated interest is includible in a United States holder’s income as ordinary interest income when actually or constructively received, if such holder uses the cash method of accounting for federal income tax purposes, or when accrued, if such holder uses an accrual method of accounting for federal income tax purposes. Interest that does not constitute qualified stated interest is included in a United States holder’s income under the rules described below under “Original Issue Discount,” regardless of such holder’s method of accounting. Notwithstanding the foregoing, interest that is payable on a debt security with a fixed maturity of one year or less from its issue date (a “Short-Term Note”) is included in a United States holder’s income under the rules described below under “Short-Term Notes.”

Optional Redemption.  Debt securities issued pursuant to this prospectus may or may not be redeemable. If the debt securities are redeemable, we will specify that in the applicable prospectus supplement. If we redeem or otherwise repurchase the debt securities, we may be obligated to pay additional amounts in excess of stated interest and the principal amount (or, if the debt securities are issued with OID, the adjusted issue price). Unless specified otherwise in the applicable prospectus supplement related to any such redeemable debt securities, we intend to take the position that any redeemable debt securities should not be treated as contingent payment debt instruments because of this additional payment. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the debt securities, that such additional amounts will be paid. Assuming such position is respected, a United States holder would be required to include in income the amount of any such additional payment at the time such payment is received or accrued in accordance with such United States holder’s method of accounting for United States federal income tax purposes. If the IRS successfully challenged our position, and any redeemable debt securities were treated as contingent payment debt instruments, United States holders could be required to accrue interest income at a rate higher than the stated interest rate on the debt securities and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a debt security. United States holders are urged to consult their tax advisors regarding the potential application to any redeemable debt securities of the contingent payment debt instrument rules and the consequences thereof.

Fixed Rate Debt Securities.  Interest on a fixed rate debt security will generally constitute qualified stated interest if the interest is unconditionally payable, or will be constructively received under Section 451 of the Internal Revenue Code, in cash or in property (other than debt instruments issued by us) at least annually at a single fixed rate. If a debt security bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such debt security (e.g., debt securities with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such debt security or any “true” discount on such debt security (i.e., the excess of the debt security’s stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the excess of the stated interest over any qualified stated interest on the debt security is treated as original issue discount rather than qualified stated interest.

Floating Rate Debt Securities.  Interest on a floating rate debt security that is unconditionally payable, or will be constructively received under Section 451 of the Internal Revenue Code, in cash or in property (other than debt instruments issued by us) at least annually will constitute qualified stated interest if the debt security is a “variable rate debt instrument” (“VRDI”) under the rules described below and the interest is payable at a single “qualified floating rate” or single “objective rate” (each as defined below). If the debt security is a VRDI but the interest is payable other than at a single qualified floating rate or at a single objective rate, special rules apply to determine the portion of such interest that constitutes “qualified stated interest.” See “Original Issue Discount — Floating Rate Debt Securities that are VRDIs,” below.

Definition of Variable Rate Debt Instrument (VRDI), Qualified Floating Rate and Objective Rate.  A debt security is a VRDI if all of the four following conditions are met. First, the “issue price” of the debt security (as described below) must not exceed the total noncontingent principal payments by more than an amount equal to the lesser of (i) .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date (or, in the case of a debt security that provides for payment of any amount other than qualified stated interest before maturity, its weighted average maturity) and (ii) 15% of the total noncontingent principal payments.

Second, the debt security must provide for stated interest (compounded or paid at least annually) at (a) one or more qualified floating rates, (b) a single fixed rate and one or more qualified floating rates, (c) a single objective rate or (d) a single fixed rate and a single objective rate that is a “qualified inverse floating rate” (as defined below).

Third, the debt security must provide that a qualified floating rate or objective rate in effect at any time during the term of the debt security is set at the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Fourth, the debt security may not provide for any principal payments that are contingent except as provided in the first requirement set forth above.

Subject to certain exceptions, a variable rate of interest on a debt security is a “qualified floating rate” if variations in the value of the rate can reasonably be expected to measure contemporaneous fluctuations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated. A variable rate will be considered a qualified floating rate if the variable rate equals (i) the product of a qualified floating rate and a fixed multiple that is greater than 0.65, but not more than 1.35 or (ii) the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the debt security (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the debt security’s issue date) will be treated as a qualified floating rate. Despite the foregoing, a variable rate will not be considered a qualified floating rate if the variable rate is subject to a cap, floor, governor (i.e., a restriction on the amount of increase or decrease in the stated interest rate) or similar restriction that is reasonably expected as of the issue date to cause the yield on the debt security to be significantly more or less than the expected yield determined without the restriction (other than a cap, floor or governor that is fixed throughout the term of the debt security).

Subject to certain exceptions, an “objective rate” is a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information that is neither within our control (or the control of a related party) nor unique to our circumstances (or the circumstances of a related party). For example, an objective rate generally includes a rate that is based on one or more qualified floating rates or on the yield of actively traded personal property (within the meaning of Section 1092(d)(1) of the Internal Revenue Code). Notwithstanding the first sentence of this paragraph, a rate on a debt security is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the debt security’s term. An objective rate is a “qualified inverse floating rate” if (a) the rate is equal to a fixed rate minus a qualified floating rate and (b) the variations in the rate can reasonably be expected to reflect inversely contemporaneous variations in the cost of newly borrowed funds (disregarding any caps, floors, governors or similar restrictions that would not, as described above, cause a rate to fail to be a qualified floating rate).

If interest on a debt security is stated at a fixed rate for an initial period of one year or less, followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate.

Original Issue Discount.  Original issue discount (“OID”) with respect to a debt security is the excess, if any, of the debt security’s “stated redemption price at maturity” over the debt security’s “issue price.” A debt security’s stated redemption price at maturity is the sum of all payments provided by the debt security (whether designated as interest or as principal) other than payments of qualified stated interest. The issue price of a debt security is the first price at which a substantial amount of the debt securities in the issuance that includes such debt security is sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

As described more fully below, United States holders of debt securities with OID that mature more than one year from their issue date generally will be required to include such OID in income as it accrues in accordance with the constant yield method described below, irrespective of the receipt of the related cash payments. A United States holder’s tax basis in a debt security is increased by each accrual of OID and decreased by each payment other than a payment of qualified stated interest.

The amount of OID with respect to a debt security will be treated as zero if the OID is less than an amount equal to .0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity (or, in the case of a debt security that provides for payment of any amount other than qualified stated interest prior to maturity, the weighted average maturity of the debt security). If the amount of OID with respect to a debt security is less than that amount, the OID that is not included in payments of stated interest is generally included in income as capital gain as principal payments are made. The amount includible with respect to a principal payment equals the product of the total amount of OID and a fraction, the numerator of which is the amount of such principal payment and the denominator of which is the stated principal amount of the debt security.

Fixed Rate Debt Securities.  In the case of OID with respect to a fixed rate debt security, the amount of OID includible in the income of a United States holder for any taxable year is determined under the constant yield method, as follows. First, the “yield to maturity” of the debt security is computed. The yield to maturity is the discount rate that, when used in computing the present value of all interest and principal payments to be made under the debt security (including payments of qualified stated interest), produces an amount equal to the issue price of the debt security. The yield to maturity is constant over the term of the debt security and, when expressed as a percentage, must be calculated to at least two decimal places.

Second, the term of the debt security is divided into “accrual periods.” Accrual periods may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and that each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.

Third, the total amount of OID on the debt security is allocated among accrual periods. In general, the OID allocable to an accrual period equals the product of the “adjusted issue price” of the debt security at the beginning of the accrual period and the yield to maturity of the debt security, less the amount of any qualified stated interest allocable to the accrual period. The adjusted issue price of a debt security at the beginning of the first accrual period is its issue price. Thereafter, the adjusted issue price of the debt security is its issue price, increased by the amount of OID previously includible in the gross income of any holder and decreased by the amount of any payment previously made on the debt security other than a payment of qualified stated interest. For purposes of computing the adjusted issue price of a debt security, the amount of OID previously includible in the gross income of any holder is determined without regard to “premium” and “acquisition premium,” as those terms are defined below under “Premium and Acquisition Premium.”

Fourth, the “daily portions” of OID are determined by allocating to each day in an accrual period its ratable portion of the OID allocable to the accrual period.

A United States holder includes in income in any taxable year the daily portions of OID for each day during the taxable year that such holder held the debt securities. In general, under the constant yield method described above, United States holders will be required to include in income increasingly greater amounts of OID in successive accrual periods.

Floating Rate Debt Securities that are VRDIs.  The taxation of OID (including interest that does not constitute qualified stated interest) on a floating rate debt security will depend on whether the debt security is a “VRDI,” as that term is defined above under “Taxation of Interest — Definition of Variable Rate Debt Instrument (VRDI), Qualified Floating Rate and Objective Rate.”

If a VRDI provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof, any stated interest on the debt security which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, this type of VRDI will generally not be treated as having been issued with OID unless the VRDI is issued at a “true” discount (i.e., at a price below the VRDI’s stated principal amount) equal to, or in excess of, a specified de minimis amount. OID on such a VRDI arising from “true discount” is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or a qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), the rate that reflects the yield that is reasonably expected for the debt security. Qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period.

If a debt security that is a VRDI does not provide for interest at a single variable rate as described above, the amount of interest and OID accruals are determined by constructing an equivalent fixed rate debt instrument, as follows.

First, in the case of an instrument that provides for interest at one or more qualified floating rates or at a qualified inverse floating rate and, in addition, at a fixed rate, replace the fixed rate with a qualified floating rate (or qualified inverse floating rate) such that the fair market value of the instrument, so modified, as of the issue date would be approximately the same as the fair market value of the unmodified instrument.

Second, determine the fixed rate substitute for each variable rate provided by the debt security (or determined to be provided by the debt security under the first step above). The fixed rate substitute for each qualified floating rate provided by the debt security is the value of that qualified floating rate on the issue date. If the debt security provides for two or more qualified floating rates with different intervals between interest adjustment dates (for example, the 30-day commercial paper rate and quarterly LIBOR), the fixed rate substitutes are based on intervals that are equal in length (for example, the 90-day commercial paper rate and quarterly LIBOR, or the 30-day commercial paper rate and monthly LIBOR). The fixed rate substitute for a qualified inverse floating rate is the value of the qualified inverse floating rate on the issue date. The fixed rate substitute for an objective rate (other than a qualified inverse floating rate) is a fixed rate that reflects the yield that is reasonably expected for the debt security.

Third, construct an equivalent fixed rate debt instrument that has terms that are identical to those provided under the debt security, except that the equivalent fixed rate debt instrument provides for the fixed rate substitutes determined in the second step, in lieu of the qualified floating rates or objective rate provided by the debt security.

Fourth, determine the amount of qualified stated interest and OID for the equivalent fixed rate debt instrument under the rules (described above) for fixed rate debt securities. These amounts are taken into account as if the United States holder held the equivalent fixed rate debt instrument. See “Taxation of Interest” and “Original Issue Discount — Fixed Rate Debt Securities,” above.

Fifth, make appropriate adjustments for the actual values of the variable rates. In this step, qualified stated interest or OID allocable to an accrual period is increased (or decreased) if the interest actually accrued or paid during the accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument.

Floating Rate Debt Securities that are not VRDIs.  Floating rate debt securities that are not VRDIs (“Contingent Notes”) will be taxable under the rules applicable to contingent payment debt instruments (the “Contingent Debt Regulations”). Under these Treasury regulations, any contingent and noncontingent interest payments would be includible in income in a taxable year whether or not the amount of any payment is fixed or determinable in that year. To determine the amount of interest includible in the holder’s income, we are first required to determine, as of the issue date, the comparable yield for the Contingent Note. The comparable yield is generally the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the Contingent Note (including the level of subordination, term, timing of payments and general market conditions, but not taking into consideration the riskiness of the contingencies or the liquidity of the Contingent Note). In certain cases where Contingent Notes are marketed or sold in substantial part to tax-exempt investors or other investors for whom the prescribed inclusion of interest is not expected to have a substantial effect on their U.S. income tax liability, the comparable yield for the Contingent Note, without proper evidence to the contrary, is presumed to be the applicable federal rate.

Second, solely for United States federal income tax purposes, we construct a projected schedule of payments determined under the Contingent Debt Regulations for the Contingent Note (the “Schedule”). The Schedule is determined as of the issue date and generally remains in place throughout the term of the Contingent Note. If a right to a contingent payment is based on market information, the amount of the projected payment is the forward price of the contingent payment. If a contingent payment is not based on market information, the amount of the projected payment is the expected value of the contingent payment as of the issue date. The Schedule must produce the comparable yield determined as set forth above. Otherwise, the Schedule must be adjusted under the rules set forth in the Contingent Debt Regulations.

Third, under the usual rules applicable to OID and based on the Schedule, the interest income on the Contingent Note for each accrual period is determined by multiplying the comparable yield of the Contingent Note (adjusted for the length of the accrual period) by the Contingent Note’s adjusted issue price at the beginning of the accrual period (determined under rules set forth in the Contingent Debt Regulations). The amount so determined is then allocated on a ratable basis to each day in the accrual period that the United States holder held the Contingent Note.

Fourth, appropriate adjustments are made to the interest income determined under the foregoing rules to account for any differences between the Schedule and actual contingent payments. Under the rules set forth in the Contingent Debt Regulations, differences between the actual amounts of any contingent payments made in a calendar year and the projected amounts of such payments are generally aggregated and taken into account, in the case of a positive difference, as additional interest income, or, in the case of a negative difference, first as a reduction in interest income for such year and thereafter, as ordinary loss to the extent of the amount by which the United States holder’s total interest inclusions on the Contingent Notes exceeds the total amount of net negative adjustments treated as ordinary loss in prior taxable years. Any remaining excess will be a negative adjustment carryforward and treated as a negative adjustment in the succeeding year. If a Contingent Note is sold, exchanged, or retired, any negative adjustment carryforward from the prior year will reduce the United States holder’s amount realized on the sale, exchange or retirement.

We are required to provide each holder of a Contingent Note with the Schedule described above. If we do not create a Schedule or the Schedule is unreasonable, a United States holder must set its own projected payment schedule and explicitly disclose the use of such schedule and the reason therefor. Unless otherwise prescribed by the IRS, the United States holder must make such disclosure on a statement attached to the United States holder’s timely filed federal income tax return for the taxable year in which the Contingent Note was acquired.

In general, any gain realized by a United States holder on the sale, exchange or retirement of a Contingent Note is interest income. In general, any loss on a Contingent Note accounted for under the method described above is ordinary loss to the extent it does not exceed such holder’s prior interest inclusions on the Contingent Note (net of negative adjustments treated as ordinary loss in prior taxable years). Special rules apply in determining the tax basis of a Contingent Note and the amount realized on the retirement of a Contingent Note.

Other Rules.  Certain debt securities having OID may be redeemed prior to maturity or may be repayable at the option of the holder. Such debt securities may be subject to rules that differ from the general rules discussed above relating to the tax treatment of OID. Purchasers of such debt securities with a redemption feature are urged to consult their tax advisors with respect to such feature since the tax consequences with respect to OID will depend, in part, on the particular terms and the particular features of the purchased debt security.

The Treasury regulations relating to the tax treatment of OID contain certain language (“aggregation rules”) stating in general that, with some exceptions, if more than one type of debt security is issued in connection with the same transaction or related transactions, such debt securities may be treated as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any OID. Unless otherwise provided in the applicable prospectus supplement, we do not expect to treat different types of debt securities as being subject to the aggregation rules for purposes of computing OID.

Market Discount.  If a United States holder acquires a debt security having a maturity date of more than one year from the date of its issuance and has a tax basis in the debt security that is, in the case of a debt security that does not have OID, less than its issue price (or, in the case of a subsequent purchase, its stated redemption price at maturity), or, in the case of a debt security that has OID, less than its adjusted issue price (as defined above under “Original Issue Discount — Fixed Rate Debt Securities”) as of the date of acquisition, the amount of such difference is treated as “market discount” for federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity of the debt security multiplied by the number of complete years to maturity (from the date of acquisition).

Under the market discount rules of the Internal Revenue Code, a United States holder is required to treat any principal payment (or, in the case of a debt security that has OID, any payment that does not constitute a payment of qualified stated interest) on, or any gain on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the accrued market discount that has not previously been included in income. Thus, partial principal payments are treated as ordinary income to the extent of accrued market discount that has not previously been included in income. If such debt security is disposed of by a United States holder in certain otherwise non-taxable transactions, accrued market discount must be included as ordinary income by the United States holder as if the holder had sold the debt security at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis. A United States holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a debt security-by-debt security basis and is irrevocable.

With respect to debt securities with market discount, a United States holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such debt securities. A United States holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the United States holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A United States holder’s tax basis in a debt security will be increased by the amount of market discount included in the holder’s income under the election.

In lieu of the foregoing rules, different rules apply in the case of Contingent Notes where a holder’s tax basis in a Contingent Note is less than the Contingent Note’s adjusted issue price (determined under special rules set out in the Contingent Debt Regulations). Accordingly, prospective purchasers of Contingent Notes are urged to consult with their tax advisors with respect to the application of these rules to Contingent Notes.

Premium and Acquisition Premium.  If a United States holder purchases a debt security for an amount in excess of the sum of all amounts payable on the debt security after the date of acquisition (other than payments of qualified stated interest), the holder will be considered to have purchased the debt security with “premium” equal to the amount of such excess, and generally will not be required to include any OID in income. Generally, a United States holder may elect to amortize the premium as an offset to qualified stated interest income, using a constant yield method similar to that described above (see “Original Issue Discount”), over the remaining term of the debt security (where the debt security is not redeemable prior to its maturity date). In the case of debt securities that may be redeemed prior to maturity, the premium is calculated assuming that we or the United States holder will exercise or not exercise the redemption rights in a manner that maximizes the United States holder’s yield. A United States holder who elects to amortize bond premium must reduce such holder’s tax basis in the debt security by the amount of the premium used to offset qualified stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt instruments owned by the holder on the first day of the taxable year to which such election first applies and thereafter acquired by the holder and may be revoked only with the consent of the IRS.

If a United States holder purchases a debt security issued with OID at an “acquisition premium,” the amount of OID that the United States holder includes in gross income is reduced to reflect the acquisition premium. A debt security is purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is (a) less than or equal to the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest and (b) greater than the debt security’s “adjusted issue price” (as described above under “Original Issue Discount — Fixed Rate Debt Securities”).

If a debt security is purchased at an acquisition premium, the United States holder reduces the amount of OID otherwise includible in income during an accrual period by an amount equal to (i) the amount of OID otherwise includible in income multiplied by (ii) a fraction, the numerator of which is the excess of the adjusted basis of the debt security immediately after its acquisition by the purchaser over the adjusted issue price of the debt security and the denominator of which is the excess of the sum of all amounts payable on the debt security after the purchase date, other than payments of qualified stated interest, over the debt security’s adjusted issue price.

As an alternative to reducing the amount of OID otherwise includible in income by this fraction, the United States holder may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above.

In lieu of the foregoing rules, different rules apply in the case of Contingent Notes where a holder’s tax basis in a Contingent Note is greater than the Contingent Note’s adjusted issue price (determined under special rules set out in the Contingent Debt Regulations). Accordingly, prospective purchasers of Contingent Notes are urged to consult with their tax advisors with respect to the application of these rules to Contingent Notes.

Short-Term Notes.  A Short-Term Note will be treated as having been issued with OID if the stated redemption price at maturity exceeds the issue price of the debt security. United States holders that report income for federal income tax purposes on an accrual method and certain other United States holders, including banks and dealers in securities, are required to include OID in income on such Short-Term Notes on a straight-line basis, unless an election is made to accrue the OID according to a constant yield method based on daily compounding. Any interest payable on the obligation (other than OID) is included in gross income as it accrues.

United States holders of Short-Term Notes who use the cash method of accounting and certain other United States holders are not required to accrue OID for federal income tax purposes, unless the holder elects to do so, with the consequence that the reporting of such income is deferred until it is received. In the case of a United States holder that is not required, and does not elect, to include OID in income currently, any gain realized on the sale, exchange or retirement of a Short-Term Note is ordinary income to the extent of the OID accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, United States holders that are not required, and do not elect, to include OID in income currently are required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry a Short-Term Note in an amount not exceeding the deferred interest income with respect to such Short-Term Note (which includes both the accrued OID and accrued interest that is payable but has not been included in gross income), until such deferred interest income is realized. A United States holder of a Short-Term Note may elect to apply the foregoing rules (except for the rule characterizing gain on sale, exchange or retirement as ordinary) with respect to “acquisition discount” rather than OID. Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the United States holder’s basis in the Short-Term Note. This election applies to all obligations acquired by the taxpayer on or after the first day of the first taxable year to which such election applies, unless revoked with the consent of the IRS. A United States holder’s tax basis in a Short-Term Note is increased by the amount included in such holder’s income on such a debt security.

Election to Treat All Interest as OID.  United States holders may elect to include in gross income all interest that accrues on a debt security, including any stated interest, acquisition discount, OID, market discount, de minimis OID, de minimis market discount and unstated interest (as adjusted by amortizable bond premium and acquisition premium), by using the constant yield method described above under “Original Issue Discount.” Such an election for a debt security with amortizable bond premium will result in a deemed election to amortize bond premium for all debt instruments owned on the first day of the taxable year to which such election first applies and all debt instruments later acquired by the United States holder with amortizable bond premium and may be revoked only with the permission of the IRS. Similarly, such an election for a debt security with market discount will result in a deemed election to accrue market discount in income currently for such debt security and for all other debt instruments acquired by the United States holder with market discount on or after the first day of the taxable year to which such election first applies, and may be revoked only with the permission of the IRS. A United States holder’s tax basis in a debt security will be increased by each accrual of the amounts treated as OID under the constant yield election described in this paragraph.

Integration of Debt Securities with Other Financial Instruments.  Any United States holder of debt securities that also acquires or has acquired any financial instrument which, in combination with such debt securities, would permit the calculation of a single yield to maturity or could generally constitute a qualified floating rate VRDI of an equivalent term, may in certain circumstances treat such debt securities and such financial instrument as an integrated debt instrument for purposes of the Internal Revenue Code, with a single determination of issue price and the character and timing of income, deductions, gains and losses. For purposes of determining OID, none of the payments under the integrated debt instrument will be treated as qualified stated interest.

Moreover, under the Contingent Debt Regulations, the IRS may require in certain circumstances that a United States holder who owns debt securities integrate such debt securities with a financial instrument held or acquired by such holder or a related party. United States holders are urged to consult their tax advisors as to such possible integration.

Sale or Exchange of Debt Securities.  A United States holder generally will recognize gain or loss upon the sale or exchange of a debt security equal to the difference between the amount realized upon such sale or exchange and the United States holder’s adjusted basis in the debt security. The adjusted basis in the debt security generally will equal the cost of the debt security, increased by OID, acquisition discount or market discount previously included in respect thereof, and reduced (but not below zero) by any payments on the debt security other than payments of qualified stated interest and by any premium that the United States holder has taken into account. To the extent attributable to accrued but unpaid qualified stated interest, the amount realized by the United States holder will be treated as a payment of interest. Generally, any gain or loss will be capital gain or loss, except as provided under “Market Discount,” “Short-Term Notes” and “Original Issue Discount — Floating Rate Debt Securities that are not VRDIs,” above. Special rules apply in determining the tax basis of a Contingent Note and the amount realized on the retirement of a Contingent Note.

Debt Securities Denominated, or in Respect of Which Interest Is Payable, in a Foreign Currency.  As used in this summary, “Foreign Currency” means a currency or currency unit other than U.S. dollars.

Payments of Interest in a Foreign Currency — Cash Method.  A United States holder who uses the cash method of accounting for United States Federal income tax purposes and who receives a payment of interest on a debt security (other than OID or market discount) will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the United States holder’s tax basis in such Foreign Currency.

Payments of Interest in a Foreign Currency — Accrual Method.  A United States holder who uses the accrual method of accounting for United States Federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including OID or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a debt security during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A United States holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a United States holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the United States holder and may not be changed without the consent of the IRS. United States holders are urged to consult their tax advisors before making the above election.

A United States holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

Purchase, Sale and Retirement of Debt Securities.  A United States holder who purchases a debt security with previously owned Foreign Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such United States holder’s tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the debt security, determined on the date of purchase. Except as discussed above with respect to Short-Term Notes, upon the sale, exchange or retirement of a debt security, a United States holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such United States holder’s adjusted tax basis in the debt security. Such gain or loss generally will be capital gain or loss (except to the extent of any accrued market discount not previously included in the

United States holder’s income) and would be long-term capital gain or loss if the holding period for the debt securities is more than one year. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in “Payments of Interest in a Foreign Currency” above. If a United States holder receives Foreign Currency on such a sale, exchange or retirement the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the debt security is disposed of (or deemed disposed of in the case of a taxable exchange of the debt security for a new debt security). In the case of a debt security that is denominated in Foreign Currency and is traded on an established securities market, a cash basis United States holder (or, upon election, an accrual basis United States holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. A United States holder’s adjusted tax basis in a debt security will equal the cost of the debt security to such holder, increased by the amounts of any market discount or original issue discount previously included in income by the holder with respect to such debt security and reduced by any amortized acquisition or other premium and any principal payments received by the holder. A United States holder’s tax basis in a debt security, and the amount of any subsequent adjustments to such holder’s tax basis, will be the U.S. dollar value of the Foreign Currency amount paid for such debt security, or of the Foreign Currency amount of the adjustment, determined on the date of such purchase or adjustment.

Gain or loss realized upon the sale, exchange or retirement of a debt security that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the debt security, determined on the date such payment is received or the debt security is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the debt security, determined on the date the United States holder acquired the debt security. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the United States holder on the sale, exchange or retirement of the debt security.

Original Issue Discount.  In the case of a debt security issued with OID or a Short-Term Note, (i) OID is determined in units of the Foreign Currency, (ii) accrued OID is translated into U.S. dollars as described in “Payments of Interest in a Foreign Currency — Accrual Method” above and (iii) the amount of Foreign Currency gain or loss on the accrued OID is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of OID accrued, as translated above.

Premium and Market Discount.  In the case of a debt security with market discount, (i) market discount is determined in units of the Foreign Currency, (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the debt security (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and (iii) accrued market discount currently includible in income by a United States holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the debt security in the manner described in “Payments of Interest in a Foreign Currency — Accrual Method” above with respect to computation of exchange gain or loss on accrued interest.

With respect to a debt security issued with amortizable bond premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. Exchange gain or loss is realized with respect to the bond premium by treating the portion of premium amortized with respect to any period as a return of principal. With respect to any United States holder that does not elect to amortize bond premium, the amount of bond premium will constitute a market loss when the debt security matures. In general, a United States holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the debt security.

Exchange of Foreign Currencies.  A United States holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange or retirement of a debt security equal to the U.S. dollar value of such Foreign Currency, determined at the time the interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a United States holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase debt securities) will be ordinary income or loss.

Information Reporting and Backup Withholding.  Backup withholding at the applicable statutory rate may apply when United States holders receive interest payments on a debt security (including any OID) or proceeds from the sale or other disposition of a debt security. Certain holders including, among others, corporations, financial institutions and certain tax-exempt organizations, are generally not subject to backup withholding. In addition, backup withholding will not apply to any United States holder that provides a social security or other taxpayer identification number in the prescribed manner unless:

•	the IRS notifies us or our paying agent that the taxpayer identification number provided is incorrect;

•	the United States holder fails to report interest (including any OID) and dividend payments received on the holder’s tax return and the IRS notifies us or our paying agent that backup withholding is required; or

•	the United States holder fails to certify under penalty of perjury that backup withholding does not apply to the holder.

A United States holder of debt securities who does not provide us or our paying agent with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS. If backup withholding does apply to a United States holder, that holder may request a refund of the amounts withheld or use the amounts withheld as a credit against the holder’s United States federal income tax liability as long as the United States holder provides the required information to the IRS. United States holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption.

We will be required annually to furnish the IRS and holders of debt securities information relating to the amount of interest paid on the debt securities, and information reporting may also apply to payments of proceeds from the sale of the debt securities by those holders. Some United States holders, including corporations, financial institutions and certain tax-exempt organizations, generally are not subject to information reporting.

Non-United States Holders

This section applies to non-United States holders of the debt securities. The term “non-United States holder” means a beneficial owner of a debt security that is not a United States holder, as defined above.

The rules governing United States federal income taxation of the purchase, ownership and disposition of our debt securities by non-United States holders are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation that may be relevant to a non-United States holder in light of its particular circumstances and does not address any state, local or foreign tax consequences. We urge non-United States holders to consult their tax advisors to determine the impact of federal, state, local and foreign income tax laws on the purchase, ownership and disposition of our debt securities, including any reporting requirements.

Payments of Interest.  Interest (including any OID) paid to a non-United States holder will not be subject to United States federal income or withholding tax if the interest is not effectively connected with the non-United States holder’s conduct of a trade or business within the United States, and the non-United States holder:

•	does not actually or constructively own a 10% or greater interest in our capital or profits;

•	is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Internal Revenue Code;

•	is not a bank that received such debt securities on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	provides the appropriate certification as to the holder’s foreign status. This certification requirement generally can be met by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent. If the debt securities are held through a financial institution or other agent acting on behalf of the non-United States holder, such holder may be required to provide appropriate documentation to the agent. The agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances, certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

If a non-United States holder does not qualify for an exemption under these rules, interest income from the debt securities may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time such interest is paid. The payment of interest effectively connected with a United States trade or business, however, would not be subject to a 30% withholding tax so long as the non-United States holder provides us or our paying agent an adequate certification (currently on IRS Form W-8ECI), but such interest would be subject to United States federal income tax on a net basis at the rates applicable to United States persons generally. In addition, if the payment of interest is effectively connected with a foreign corporation’s conduct of a United States trade or business, that foreign corporation may also be subject to a 30% (or lower applicable treaty rate) branch profits tax. To claim the benefit of a tax treaty, a non-United States holder must provide a properly executed IRS Form W-8BEN before the payment of interest and the non-United States holder may be required to obtain a United States taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Optional Redemption.  If we redeem or otherwise repurchase the debt securities, we may be obligated to pay additional amounts in excess of stated interest and the principal amount (or, if the debt securities are issued with OID, the adjusted issue price). We intend to treat any such amounts paid to a non-United States holder pursuant to any such redemption or repurchase as additional amounts paid for the debt securities, subject to the rules described below in “— Sale, Exchange or Other Taxable Disposition of Debt Securities.”

Sale, Exchange or Other Taxable Disposition of Debt Securities.  A non-United States holder generally will not be subject to United States federal income tax on any amount that constitutes capital gain upon a sale, exchange, redemption, retirement or other taxable disposition of a debt security, unless either of the following is true:

•	the investment in the debt securities is effectively connected with the non-United States holder’s conduct of a United States trade or business; or

•	the non-United States holder (i) is a nonresident alien individual holding the debt securities as a capital asset, (ii) is present in the United States for 183 or more days in the taxable year within which the sale, exchange or other taxable disposition takes place, and (iii) certain other requirements are met.

If you are a holder described in the first bullet point above, the net gain derived from the retirement or disposition of your debt securities generally would be subject to United States federal income tax at the rate applicable to United States persons generally (or lower applicable treaty rate). In addition, foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax if the investment in the debt securities is effectively connected with the foreign corporation’s conduct of a United States trade or business. If you are a holder described in the second bullet point above, you will be subject to a flat 30% United States federal income tax on the gain derived from the retirement or disposition of your debt securities, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.

Backup Withholding and Information Reporting.  Backup withholding and information reporting generally will not apply to payments made to a non-United States holder with respect to the debt securities, provided that we do not have actual knowledge or reason to know that the non-United States holder is a U.S. person and the holder has given us the statement described above under “Non-United States Holders — Payments of Interest.” In addition, a non-United States holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of debt securities within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Internal Revenue Code, or the non-United States holder otherwise establishes an exemption. However, we may be required to report annually to the IRS and to a non-United States holder the amount of, and the tax withheld with respect to, any interest (including any OID) paid to the non-United States holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-United States holder resides.

A non-United States holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the holder’s United States federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. Non-United States holders of debt securities should consult their tax advisors regarding the application of backup withholding and information reporting in their particular situation, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if available.

PLAN OF DISTRIBUTION

We may sell the debt securities offered pursuant to any applicable prospectus supplement, directly to one or more purchasers or though dealers, agents or underwriters. We will name any underwriter, dealer or agent involved in the offer and sale of the debt securities in the applicable prospectus supplement. We reserve the right to sell the debt securities directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.

We may distribute the debt securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may also, from time to time, authorize dealers, acting as our agents, to offer and sell the debt securities upon the terms and conditions as are set forth in the applicable prospectus supplement. We may also sell the debt securities to a dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

In connection with the sale of the debt securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the debt securities for whom they may act as agent. Underwriters may sell the debt securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

If we utilize an underwriter in the sale of the debt securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the applicable prospectus supplement. We will describe in the applicable prospectus supplement any underwriting compensation we pay to underwriters or agents in connection with the offering of the debt securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of the debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions. We may enter into agreements with any underwriters, dealers and agents which may entitle them to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement for certain expenses.

Unless we specify otherwise in the related prospectus supplement, each series of debt securities offered will be a new issue with no established trading market. We may elect to list any series of debt securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters or agents may make a market in a series of offered debt securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we cannot assure you as to the liquidity of the trading market for the debt securities.

If indicated in the applicable prospectus supplement, we may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions or other suitable persons to purchase the debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. We may make delayed delivery with various institutions, including commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the debt securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

To facilitate an offering of a series of the debt securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the debt securities. This may include over-allotments or short sales of the debt securities, which involves the sale by persons participating in the offering of more debt securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the debt securities by bidding for or purchasing debt securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if debt securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the debt securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain of the underwriters, dealers or agents and their respective associates may be customers of, and/or engage in transactions with and perform services for, us in the ordinary course of business.

LEGAL MATTERS

The validity of the debt securities will be passed upon for us by Latham & Watkins LLP, San Francisco, California. Certain legal matters relating to Maryland law will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Latham & Watkins LLP, Los Angeles, California, has issued an opinion to us regarding certain tax matters described under “United States Federal Income Tax Considerations.”

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the reports (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of the internal control over financial reporting of the G. Accion, S.A. de C.V. business the registrant acquired as of December 31, 2008) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act, between the date of the initial registration statement and prior to effectiveness of the registration statement and the following documents:

•	Annual Report of AMB Property, L.P. on Form 10-K for the year ended December 31, 2008 filed on March 12, 2009;*

•	Annual Report of AMB Property Corporation on Form 10-K for the fiscal year ended December 31, 2008 filed on March 2, 2009;*

•	Quarterly Report of AMB Property, L.P. on Form 10-Q for the quarter ended March 31, 2009 filed on May 14, 2009;**

•	Quarterly Report of AMB Property Corporation on Form 10-Q for the quarter ended March 31, 2009 filed on May 11, 2009;**

•	Combined Quarterly Report of AMB Property Corporation and AMB Property, L.P. on Form 10-Q for the quarter ended June 30, 2009 filed on August 7, 2009;

•	Current Reports of AMB Property, L.P. on Form 8-K filed on January 5, 2009 and May 6, 2009;

•	Item 8.01 Current Report of AMB Property, L.P. on Form 8-K filed on April 28, 2009;

•	Current Reports of AMB Property Corporation on Form 8-K filed on January 5, 2009, March 26, 2009 and May 6, 2009;

•	Item 8.01 Current Report of AMB Property Corporation on Form 8-K filed on April 28, 2009;

•	Item 8.01 of the Current Reports of AMB Property Corporation on Form 8-K filed on January 23, 2009, January 29, 2009 (as amended on Form 8-K/A filed on March 2, 2009), April 28, 2009 and July 28, 2009;

•	Items 2.06 and 8.01 of the Current Report of AMB Property Corporation on Form 8-K filed on March 25, 2009;

•	AMB Property Corporation’s definitive proxy statement with respect to the 2009 Annual Meeting of Stockholders filed on March 24, 2009; and

•	all documents filed by either AMB Property, L.P. or AMB Property Corporation with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of the offering (but excluding any documents or portions of documents which are deemed “furnished” and not filed with the SEC).

*	These financial statements have not been revised to reflect the adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — An amendment of ARB No. 51, and FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, adopted by the Company on January 1, 2009 and to reflect discontinued operations in consideration of properties held for sale or sold during the six months ended June 30, 2009 due to immateriality.

**	These financial statements have not been revised to reflect discontinued operations in consideration of properties held for sale or sold during the three months ended June 30, 2009 due to immateriality.

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s Public Reference Room or on our website at www.amb.com. Information contained on our website is not and should not be deemed a part of this prospectus or any other report or filing filed with the SEC. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

AMB Property, L.P.
AMB Property Corporation
Attn: Investor Relations
Pier 1, Bay 1
San Francisco, CA 94111
(415) 394-9000

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public at the SEC’s website at www.sec.gov. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

AMB Property, L.P.

$          % Notes due 2018

Unconditionally Guaranteed by AMB Property Corporation

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Wells Fargo Securities	J.P. Morgan	Morgan Stanley	BofA Merrill Lynch

The date of this prospectus supplement is          , 2010.